Exhibit 2.3
Registered No.:
CUSIP No.:
ISIN No.:
Registered Holder: CEDE &CO.
BANCO MACRO S.A.
Banco Macro S.A. was organized as a corporation with limited liability (sociedad anónima) under the laws of Argentina for a term expiring on November 21, 2065 and was registered on November 21, 1966 under No. 1154, Book 2, Volume 75 of Sociedades Anónimas of the Public Registry of Commerce of the City of Buenos Aires, Argentina, and its registered domicile is at Sarmiento 447, City of Buenos Aires, Argentina.
     UNLESS (1) THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO BANCO MACRO S.A. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, (2) ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND (3) ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF INTEREST IN THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.
     THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES OF APPLYING THE FEDERAL INCOME TAX OID RULES TO THIS NOTE:
ISSUE PRICE: $1,000 PER $1,000 OF PRINCIPAL AMOUNT
ORIGINAL ISSUE DISCOUNT: 9.75%, COMPOUNDED SEMI-ANNUALLY
ORIGINAL ISSUE DATE: DECEMBER 18, 2006

SERIES: 9.75% Fixed/Floating Rate Non-Cumulative Junior Subordinated Series 1 Notes Due 2036
SPECIFIED CURRENCY: U.S. dollars
PRINCIPAL AMOUNT: US$
ORIGINAL ISSUE DATE:
STATED MATURITY: December 18, 2036
INTEREST:
          FIXED RATE PERIOD (from Original Issue Date to December 18, 2016): 9.75%
          FLOATING RATE PERIOD: (from December 18, 2016 to Stated Maturity) Six-Month LIBOR Rate plus 7.11%
          INTEREST LIMITATION: Interest will be limited to the extent set forth below
INTEREST COMMENCEMENT DATE: December 18, 2006
INTEREST PAYMENT DATES: June 18 and December 18 of each year
          The Bank, for value received, hereby promises to pay Cede & Co., or its registered assigns, the principal sum of                      (US$                    ) (as adjusted pursuant to Schedule A hereto) on December 18, 2036, unless earlier redeemed in accordance with the terms hereof. The Bank further promises to pay interest on said principal sum semi-annually in arrears on June 18 and December 18 of each year (each, an “Interest Payment Date”), commencing on June 18, 2007, at annual rate equal to (i) from, and including, December 18, 2006, or from, and including, the most recent Interest Payment Date on which interest has been paid or duly provided for, until, but excluding, December 18, 2016, 9.75%, and (ii) from, and including, such date, or from, and including, the most recent subsequent Interest Payment Date on which interest has been paid or duly provided for, until, but excluding, the date the principal sum hereof shall be paid or duly provided for, the Six-Month LIBOR Rate (as defined in the Indenture referred to on the reverse hereof) plus 7.11%, in each case subject to the limitation on interest described below.
          During the period from December 18, 2006 to December 18, 2016 (the “Fixed Rate Period”), interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months, and during the period from December 18, 2016 until December 18, 2036 (the “Floating Rate Period”), interest on this Note will be computed on the basis of a 360-day year and the number of days actually elapsed.
          In the event that any Interest Payment Date or Redemption Date of this Note during the Fixed Rate Period shall not be a Business Day, then, notwithstanding any other provision of the Indenture or this Note, payment of the interest or principal of this Note payable on such date shall be made on the next succeeding Business Day, with the same force and effect as if made on the date such payment was originally payable (and without any interest or other payment in respect of any such delay). In the event that any Interest Payment Date or Redemption Date during the Floating Rate Period or the Stated Maturity shall not be a Business Day, then, notwithstanding any other provision of the Indenture or the Notes, such date shall be postponed until the next succeeding Business Day (except that, if such succeeding Business Day falls in the next calendar month, then such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, shall be the immediately preceding Business Day), and interest shall accrue to the actual Interest Payment Date, Redemption Date or Stated Maturity.

          Notwithstanding any provision of this Note or the Indenture to the contrary (other than under Article IV of the First Supplemental Indenture), no interest on the Notes will be due and payable on an Interest Payment Date in the event that:
(i)	the payment of such interest, together with any other payments or distributions (other than payments in respect of redemptions or repurchases) by the Bank on or in respect of its Parity Obligations (including this Note) previously made or scheduled to be made during the Distribution Period in which such Interest Payment Date falls, would exceed the Distributable Amounts (as defined in the Indenture) of the Bank for such Distribution Period; or

(ii)	even if such payment of interest could be made under clause (i) above, the Bank would be prevented from paying interest on the Notes on such Interest Payment Date as a result of (X) a general prohibition by the Central Bank on paying interest or making other payments or distributions on or in respect of its Parity Obligations (including this Note) or (Y) as provided in Communications “A” 4589 and “A” 4591 of the Central Bank or any successor regulations thereto, (a) the Bank is subject to a liquidation procedure or the mandatory transfer of its assets by the Central Bank in accordance with Sections 34 or 35 bis of the Financial Institutions Law or successors thereto; (b) the Bank is receiving financial assistance from the Central Bank (except liquidity assistance under the pesification rules pursuant to Decree No. 739/2003); (c) the Bank is not in compliance with or has failed to comply on a timely basis with its reporting obligations to the Central Bank; or (d) the Bank is not in compliance with minimum capital requirements (both on an individual and consolidated basis) or with minimum cash reserves (on average).
          Interest payments shall be non-cumulative such that, if an interest payment is not made in full as a result of the limitation described above, the unpaid interest shall not accrue or be due and payable at any time.
          The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and subject in right of payments to the prior payment in full of all Senior Obligations (as defined in the Indenture) in the event of a bankruptcy of the Bank. The Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. The Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Obligations, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
          This Note will qualify as a “obligación negociable” under the Negotiable Obligations Law and Joint Resolution No. 470-1738/2004 and will be entitled to the benefits set forth therein and subject to the procedural requirements thereof.

          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
          Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature of one of its authorized signatures, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
          This Note does not qualify for the Argentine deposit insurance system established pursuant to Argentine Law No. 24,485, as amended, and does not benefit from the priority right granted to depositors pursuant to Article 49(d) and (e) of Argentine Law No. 21,526, as amended. This Note is not secured by any floating lien or special guarantee nor is this Note guaranteed by any other means or by any other entity.

          IN WITNESS WHEREOF, Banco Macro S.A. has caused this Note to be duly executed.
Date:

BANCO MACRO S.A.

By:

Director

By:

Member of the Supervisory
Committee
CERTIFICATE OF AUTHENTICATION
          This is one of the Notes referred to in the within-mentioned Indenture.

HSBC BANK USA, National Association,
as Trustee

By:

Authorized Signatory

(REVERSE OF NOTE)
BANCO MACRO S.A.
9.75% FIXED/FLOATING RATE NON-CUMULATIVE
JUNIOR SUBORDINATED SERIES 1 NOTES DUE 2036
General
          This Note is one of a duly authorized series of Securities of the Bank (herein called the “Notes”), issued in accordance with the Indenture (the “Base Indenture”), dated as of December 18, 2006, among Banco Macro S.A., as issuer (the “Bank”), HSBC Bank USA, National Association, as trustee (the “Trustee”), co-registrar, principal paying agent and transfer agent, and HSBC Bank Argentina S.A., as registrar, paying agent, transfer agent and representative of the Trustee in Argentina, as supplemented by the First Supplemental Indenture thereto (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), dated as of December 18, 2006. The Notes are of a Series designated as the “9.75% Fixed/Floating Rate Non- Cumulative Junior Subordinated Series 1 Notes Due 2036” of the Bank, in an initial aggregate principal amount of US$150,000,000.
          The terms and conditions of the Indenture shall for all purposes have the same effect as if set forth in this Note. Terms used but not defined in this Note are used as defined in the Indenture.
          Copies of the Indenture are on file and available for inspection at the Corporate Trust Office of the Trustee and at the office of the Registrar in the City of Buenos Aires and, if and for so long as the Notes are listed on the Luxembourg Stock Exchange and admitted for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange, and such Exchange shall so require, at the office of the Paying Agent in Luxembourg, in each case as specified in the Indenture. The Holder of this Note is entitled to the benefit of, is bound by, and is deemed to have notice of, all the provisions of the Indenture.
Denominations
          The Notes shall be issued in denominations of US$100,000 in principal amount and integral multiples of US$1,000 in excess thereof.
Payment of Principal and Interest
          Interest (and principal, if any, payable other than at Stated Maturity or upon acceleration or redemption) shall be paid (subject to the limitation of interest set forth on the face of this Note) in immediately available funds to the Person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date notwithstanding the cancellation of such Note upon any transfer or exchange thereof subsequent to such Regular Record Date and prior to such Interest Payment Date; provided, however, that interest payable at Stated Maturity or upon acceleration or redemption shall be paid to the Person to whom principal will be payable; provided, further, that if and to the extent the Bank defaults in the payment of the interest, including any Additional Amounts, due on such Interest Payment

Date, such defaulted interest, including any Additional Amounts, shall be paid to the Person in whose names such Note is registered at the end of a subsequent record date established by the Bank by notice given by mail by or on behalf of the Bank to the Holders of the Notes not less than 15 days preceding such special record date, such record date to be not less than 15 days preceding the date of payment in respect of such defaulted interest.
          Payments of the principal of and any premium, interest, Additional Amounts and other amounts on or in respect of any Note at Stated Maturity or upon acceleration or redemption shall be made to the registered Holder on such date in immediately available funds upon surrender of such Note at the Corporate Trust Office or at the specified office of any other Paying Agent, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of the principal of and any premium, interest, Additional Amounts and other amounts on or in respect of Notes to be made other than at Stated Maturity or upon redemption shall be made by check mailed on or before the due date for such payments to the address of the Person entitled thereto as it appears in the Register; provided that (a) DTC, as Holder of the Global Securities, shall be entitled to receive payments of interest by wire transfer of immediately available funds, and (b) a Holder of US$1,000,000 in aggregate principal or face amount of Notes shall be entitled to receive payments of interest by wire transfer of immediately available funds to an account maintained by such Holder at a bank located in the United States as may have been appropriately designated by such Holder to the Trustee in writing no later than 15 days prior to the date such payment is due. Unless such designation is revoked, any such designation made by such Holder with respect to such Notes shall remain in effect with respect to any future payments with respect to such Notes payable to such Holder.
Early Redemption
          With the prior approval of the Superintendency of Financial Institutions, if then required, the Bank shall have the option to redeem the Notes for cash in whole, but not in part, on December 18, 2016 (the “First Call Date”) or on any Interest Payment Date thereafter, at a redemption price equal to (i) 100% of the aggregate principal amount of the Notes, plus (ii) accrued and unpaid interest to but excluding the Redemption Date and Additional Amounts, if any, thereon (without taking account of any limitation on interest set forth on the face of this Note) (the “Base Redemption Price”).
          If a Withholding Tax Event shall occur and be continuing, the Bank, with the prior approval of the Superintendency of Financial Institutions, if then required, shall have the option to redeem the Notes for cash in whole, but not in part, at (i) any time on or after December 18, 2011 but prior to the First Call Date or (ii) any time prior to December 18, 2011 if permitted by applicable Argentine banking regulations, in each case at a redemption price equal to the Base Redemption Price.
          If a Tax Event or a Regulatory Event shall occur and be continuing, the Bank, with the prior approval of the Superintendency of Financial Institutions, if then required, shall have the option to redeem the Notes for cash in whole, but not in part, at (i) any time on or after December 18, 2011 but prior to the First Call Date or (ii) any time prior to December 18, 2011 if permitted by applicable Argentine banking regulations, in each case at a redemption price equal to the greater of the Base Redemption Price and the Make-Whole Redemption Price.
          “Make-Whole Redemption Price” means the sum of the present values of each remaining scheduled payment of principal and interest on the Notes to the First Call Date (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50%, plus accrued and unpaid interest to but excluding the redemption date and Additional Amounts, if any, thereon (without taking account of any limitation on interest set forth on the face of this Note).
          Notices of redemption will be given at least 30 days but not more than 60 days before the Redemption Date to the Holder of this Note as specified in Section 12.5 of the Base Indenture.
Restricted Payments
          The Bank covenants that, in the event that interest on the Notes is not paid in full as scheduled on any Interest Payment Date, the Bank shall not, and shall not permit any of its Subsidiaries to, make a Restricted Payment until the Bank has resumed interest payments on the Notes in full, and, with respect to payments set forth in clauses (i) through (iv) of the definition of Restricted Payment, until such payments have been made for consecutive interest periods totaling a period of twelve months.
     “Restricted Payment” means any of the following:
(i)	the Bank declares, pays or distributes a dividend or makes a payment on, or in respect of, any of its Junior Obligations, other than dividends or payments in the form of its other Junior Obligations;

(ii)	any of the Subsidiaries of the Bank declares, pays or distributes a dividend or makes a payment on, or in respect of, any of its Capital Stock, other than dividends or payments payable to the Bank or, if not a Wholly-Owned Subsidiary, on a pro rata basis to minority holders of its common shares;

(iii)	the Bank or any of its Subsidiaries redeems, purchases or otherwise acquires for any consideration any of the Bank’s Junior Obligations, other than by conversion into or in exchange for the Bank’s other Junior Obligations;

(iv)	any of the Subsidiaries of the Bank redeems, purchases or otherwise acquires for any consideration any of its Capital Stock not held by the Bank;

(v)	the Bank declares, pays or distributes a dividend or makes a payment on, or in respect of, any of the Bank’s Parity Obligations, other than dividends or payments in the form of its Junior Obligations; or

(vi)	the Bank or any of its Subsidiaries redeems, purchases or otherwise acquires for any consideration any of its Parity Obligations, other than by conversion into or in exchange for the Bank’s Junior Obligations or pursuant to a mandatory redemption.
Events of Default
          Each of the following events shall be an “Event of Default” with respect to the Notes:
(a)	the Bank fails to pay any interest (or Additional Amounts, if any) on the Notes on the date when it becomes due and payable in accordance with the terms thereof (subject to the limitation on interest set forth in Article III of the First Supplemental Indenture), and such failure continues for a period of fourteen days; or

(b)	the Bank fails to pay any principal on the Notes on the date when it becomes due and payable in accordance with the terms thereof, and such failure continues for a period of seven days; or

(c)	a court having jurisdiction enters a decree or order for relief in respect of the Bank under the Argentine Bankruptcy Law.
          There is no right of acceleration upon the occurrence of the Event of Default described in paragraphs (a) and (b) above. In the case of any of the Events of Default described in paragraph (c) above, all Notes shall, without any notice to the Bank or any other act by the Trustee or any Holder of any Notes, become immediately due and payable.
Supplemental Indentures
               The Bank, when authorized by a resolution of its Board of Directors, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto, in form reasonably satisfactory to the Trustee, for the purpose of making any modification which is of a minor or technical nature or correcting or supplementing any ambiguous, inconsistent or defective provision contained in the Indenture or in the Notes, provided that any such modification, correction or supplement will not adversely affect the interests of the Holders of the Notes.
               Subject to the prior approval of the Superintendency of Financial Institutions and the CNV, if then required, the Bank, when authorized by a resolution of its Board of Directors, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto, in form reasonably satisfactory to the Trustee, for one or more of the following purposes:
(a)	adding to the covenants of the Bank such further covenants, restrictions, conditions or provisions as are for the benefit of the Holders of the Notes;

(b)	surrendering any right or power conferred upon the Bank hereunder;

(c)	evidencing the succession of another Person to the Bank and the assumption by any such successor of the covenants and obligations of the Bank in the Notes and in the Indenture pursuant to Article VIII;

(d)	establishing the form or terms of Securities of any new Series as permitted by Sections 2.1 and 2.3 of the Indenture;

(e)	complying with any requirement of the CNV in order to effect and maintain the qualification of the Indenture;

(f)	complying with any requirements of the SEC in order to qualify the Indenture under the Trust Indenture Act; or

(g)	making any other modification or granting any waiver or authorization of any breach or proposed breach hereunder of any of the terms and conditions of the Notes or any other provisions of the Indenture applicable to the Notes in any manner which does not adversely affect the interest of the Holders of Notes in any material respect.
               The Bank, when authorized by a resolution of its Board of Directors, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, the Notes or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Notes, with the affirmative vote, at a meeting of Holders of Notes or an adjourned meeting duly convened at which a quorum is present as provided in Section 6.6 of the Indenture, of a majority in aggregate principal amount of the Notes then Outstanding represented and voting at such meeting; provided that no such supplemental indenture shall, without the consent of each Holder of a Note adversely affected thereby and the prior approval of the Superintendency of Financial Institutions and the CNV, if then required:
(a)	extend the due date for the payment of principal of, premium, if any, or any installment of interest on any such Note;

(b)	reduce the principal amount of, the portion of such principal amount which is payable upon acceleration of the maturity of, the rate of interest on or the premium payable upon redemption of any such Note;

(c)	reduce the obligation of the Bank to pay Additional Amounts on any such Note;

(d)	shorten the period during which the Bank is not permitted to redeem any such Note, or permit the Bank to redeem any such Note if, prior to such action, the Bank is not permitted to do so;

(e)	amend the circumstances under which such Note may be redeemed;

(f)	change the Specified Currency in which or the required places at which any such Note or the premium or interest thereon is payable;

(g)	modify the subordination provisions relating to any such Note in a manner adverse to the Holders thereof;

(h)	reduce the percentage of aggregate principal amount of the Notes necessary to modify, amend or supplement the Indenture or the Notes, or for waiver of compliance with certain provisions thereof or for waiver of certain defaults;

(i)	reduce the percentage of aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of the Notes at which a resolution is adopted; or

(j)	modify any of the provisions of Sections 7.2, 4.10 or 6.6 of Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note adversely affected thereby.
Exchanges and Transfers
               The Note are exchangeable in whole or in part for duly executed and issued Certificated Notes in the form set forth in the Indenture, with the applicable legends as marked thereon, only if such exchange complies with Section 2.10 of the Indenture. Interests in the Note are exchangeable or transferable in whole or in part for interests in another Global Security of the same Series only if such exchange or transfer complies with Section 2.10 of the Indenture.
Governing Law
               This Note shall be governed by and construed in accordance with the laws of the State of New York; provided that all matters relating to the due authorization, execution, issuance and delivery of this Note by the Bank, and matters relating to the legal requirements necessary in order for this Note to qualify as “obligaciones negociables” under Argentine law, shall be governed by the Argentine Negotiable Obligations Law No. 23,576, as amended, together with Argentine Business Companies Law No. 19,550, as amended and other applicable Argentine laws and regulations; and provided, further, that the subordination provisions of this Note shall be governed by applicable Argentine laws and regulations.

SCHEDULE A

Increase in
Principal Amount
	Principal Amount of		of this Note due
	Certificated Notes		to the exchange or
	or other Global Notes	Principal	transfer of another
	issued in exchange for or	Amount of	Note (or an	Remaining
	upon transfer of an	this Note	interest therein)	Principal	Notation made
	interest in this	Redeemed or	for an interest in	Amount of	on behalf of
Date	Note	Repurchased	this Note	this Note	the Trustee by

PRICING SUPPLEMENT NO. 1
(TO OFFERING CIRCULAR DATED OCTOBER 24, 2006)
US$ 150,000,000
BANCO MACRO S.A.
(incorporated in the Republic of Argentina)
9.75% Fixed/Floating Rate Non-Cumulative Junior Subordinated Bonds Due 2036
     This Pricing Supplement relates to a series of notes to be issued under our global medium-term note program for the issuance of notes in one or more series up to an aggregate principal amount at any time outstanding of US$400,000,000. This Pricing Supplement is supplementary to, and should be read in conjunction with, the Offering Circular dated October 24, 2006 relating to our global medium-term note program. To the extent that information contained in this Pricing Supplement is not consistent with the Offering Circular, this Pricing Supplement will be deemed to supersede the Offering Circular with respect to the notes offered hereby.
     We are offering US$ 150,000,000 of our 9.75% Fixed/Floating Rate Non-Cumulative Junior Subordinated Notes Due 2036, which we refer to as the “Notes.” The Notes will accrue interest at a fixed annual rate equal to 9.75% until December 18, 2016, and thereafter at an annual rate equal to the Six-Month LIBOR Rate for the related interest period plus 7.11%. We will pay interest on the Notes semi-annually in arrears on June 18 and December 18 of each year, commencing on June 18, 2007.
     No interest on the Notes will be due and payable under the circumstances described in “Description of the Notes—Limitation on Interest” in this Pricing Supplement. Interest payments on the Notes are non-cumulative such that, if an interest payment is not made in full as a result of any such circumstances, the unpaid interest will not accrue or be due and payable at any time and, accordingly, holders of the Notes will not have any claim therefor.
     We may redeem the Notes in whole, but not in part, on December 18, 2016 or on any interest payment date thereafter, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest. We may also redeem the Notes in whole, but not in part, on or after December 18, 2011 (but prior to December 18, 2016) or, if permitted by applicable Argentine banking regulations, prior to December 18, 2011, (i) upon the occurrence of certain changes in Argentine withholding taxes at the aforesaid redemption price and (ii) upon the occurrence of certain changes in Argentine taxes or banking regulations at the greater of the aforesaid redemption price and the make-whole redemption price. Redemption of the Notes, other than at maturity, is subject to approval of the Superintendency of Financial Institutions (Superintendencia de Entidades Financieras y Cambiarias) of the Central Bank, if then required. See “Description of the Notes—Early Redemption.”
     The Notes will be our unsecured subordinated obligations. In the event of our bankruptcy, the Notes will rank junior to our unsubordinated obligations and certain of our subordinated obligations.
     There will be no right of acceleration in the case of default in the performance of any of our covenants, including the payment of principal and interest on the Notes.
     We have applied to have the Notes listed on the Luxembourg Stock Exchange and admitted for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange. We have also applied to have the Notes listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires or “BASE”). The Notes are eligible for trading on the PORTAL Market and on the Mercado Abierto Electrónico S.A. (the “MAE”).
     We have agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement with respect to the Notes with the U.S. Securities and Exchange Commission (the “SEC”).
     Investing in the Notes involves risks. See “Risk Factors” commencing on page S-17 of the Pricing Supplement and pages I-5 and II-10 of the Offering Circular.
Price: 100%
plus accrued interest, if any, from December 18, 2006
     Delivery of the Notes in book-entry form will be made on or about December 18, 2006.
     The Notes will qualify as non-convertible obligaciones negociables under Argentine Law No. 23,576 of Argentina, as amended (the “Negotiable Obligations Law”), and Joint Resolution No. 470-1738/2004 (“Joint Resolution 470-1738/2004”) issued by the Argentine securities commission (Comisión Nacional de Valores or “CNV”) and the Argentine tax authority (Administración Federal de Ingresos Públicos), and will be entitled to the benefits set forth in, and subject to the procedural requirements of, such law, resolution and Argentine Decree No. 677/2001.
     The Notes will not qualify for the Argentine deposit insurance system established pursuant to Argentine Law No. 24,485, as amended, and will not benefit from the priority right granted to depositors pursuant to Article 49(d) and (e) of Argentine Law No. 21,526, as amended (the “Financial Institutions Law”). The Notes will not be secured by any floating lien or special guarantee nor will the Notes be guaranteed by any other means or by any other entity.
     The offering of Notes under our global medium-term program has been authorized by the CNV pursuant to Resolution No.15,480, dated September 28, 2006. The CNV authorization means only that the information requirements of the CNV have been satisfied. The CNV has not rendered any opinion in respect of the accuracy of the information contained in this Pricing Supplement or in the Offering Circular. The Superintendency of Financial Institutions has authorized the computation of the Notes as Tier 1 capital in accordance with Argentine banking regulations.
     The Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes may not be offered or sold within the U.S. or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Because the Notes have not been registered, they are subject to the restrictions on resales and transfers described under “Transfer Restrictions” in the Offering Circular.
Joint Book-Running Managers

UBS Investment Bank	Credit Suisse
Co-Manager
Raymond James
The date of this Pricing Supplement is December 11, 2006

     Unless otherwise defined herein, capitalized terms used in this Pricing Supplement shall have the meanings given to them in the Offering Circular. In this Pricing Supplement, unless the context requires otherwise, references to “we,” “our,” “us” or “the bank” mean Banco Macro S.A. and its consolidated subsidiaries.
     We have translated some of the peso amounts contained in this Pricing Supplement into U.S. dollars for convenience purposes only. The rate used to translate such amounts was Ps.3.1043 to US$1.00, which was the Tipo de Cambio Referencia, or reference exchange rate, reported by the Central Bank for U.S. dollars for September 30, 2006. The Federal Reserve Bank of New York does not report a noon buying rate for pesos. The U.S. dollar equivalent information presented in this Pricing Supplement is provided solely for the convenience of investors and should not be construed as implying that the peso amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange Rates” in the Offering Circular for more detailed information regarding the translation of pesos into U.S. dollars.
     The information provided in this Pricing Supplement or in the Offering Circular that relates to the Republic of Argentina (“Argentina”) and its economy is based upon publicly available information, and we do not make any representation or warranty with respect thereto. Argentina, and any governmental agency or political subdivision thereof, does not in any way guarantee, and their credit does not otherwise back, our obligations in respect of the Notes.
     You should rely only on the information contained in this Pricing Supplement and the Offering Circular. We have not, and the dealers have not, authorized anyone to provide you with information that is different from the information contained in this Pricing Supplement and the Offering Circular. The information in this Pricing Supplement and the Offering Circular is accurate only as of the date of this Pricing Supplement.
     In making your decision whether to invest in the Notes, you must rely on your own examination of us and the terms of the offering, including the merits and risks involved. You should not construe the contents of this Pricing Supplement or the Offering Circular as legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor.
     The distribution of this Pricing Supplement and the Offering Circular, or any part thereof, and the offering, sale and delivery of the Notes in certain jurisdictions may be restricted by law. We and the dealers require persons into whose possession this Pricing Supplement and/or the Offering Circular come to become familiar with and to observe such restrictions. This Pricing Supplement and the Offering Circular do not constitute an offer to sell or a solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation nor do this Pricing Supplement and the Offering Circular constitute an invitation to subscribe for or purchase any Notes. For a description of restrictions on offers, sales and deliveries of the Notes and on the distribution of this Pricing Supplement and the Offering Circular, see “Transfer Restrictions” and “Plan of Distribution” in the Offering Circular and “Plan of Distribution” in this Pricing Supplement.

     FOR PURCHASES MADE IN ARGENTINA: NON-BINDING EXPRESSIONS OF INTEREST IN CONNECTION WITH THE PURCHASE OF THE NOTES MAY BE MADE TO THE DEALERS DURING THE PERIOD OF NINE (9) DAYS, OR THE “SOLICITATION PERIOD,” COMMENCING ON THE DATE OF PUBLICATION OF THE PRICING SUPPLEMENT IN SPANISH IN THE BUENOS AIRES STOCK EXCHANGE’S BULLETIN (UNLESS SUCH PERIOD IS EXTENDED BY US, AND NOTICE OF SUCH EXTENSION IS PROVIDED THROUGH THE BUENOS AIRES STOCK EXCHANGE’S BULLETIN AND PUBLISHED IN AN ARGENTINE NEWSPAPER OF GENERAL CIRCULATION PRIOR TO THE EXPIRATION OF THE SOLICITATION PERIOD). ONCE THE ISSUE PRICE AND THE INTEREST RATE FOR THE NOTES HAVE BEEN DETERMINED ON THE PRICING DATE (AS DEFINED BELOW), A NOTICE WILL BE PUBLISHED IN THE BUENOS AIRES STOCK EXCHANGE’S BULLETIN AND INVESTORS WILL BE ABLE TO CONFIRM, DURING THE BUSINESS DAY (IN BUENOS AIRES) FOLLOWING THE DAY OF PUBLICATION OF SUCH NOTICE, ANY NON-BINDING EXPRESSIONS OF INTEREST PLACED DURING THE SOLICITATION PERIOD. “PRICING DATE” MEANS THE LAST BUSINESS DAY (IN BUENOS AIRES) IN THE SOLICITATION PERIOD. BOTH THE ISSUE PRICE AND THE INTEREST RATE FOR THE NOTES WILL BE DETERMINED BY THE DEALERS TOGETHER WITH US.

i

Pricing Supplement

Offering Circular

PLACEMENT EFFORTS AND ALLOCATION PROCESS
Placement Efforts
     We and the dealers named in this Pricing Supplement plan to undertake a series of marketing and placement efforts to place the Notes in an oferta pública under the Negotiable Obligations Law and Joint Resolution 470-1738/2004. Accordingly, we and the dealers will offer the Notes to the public in Argentina and outside Argentina to a broad group of institutional investors, including in the United States to qualified institutional buyers in reliance on Rule 144A of the Securities Act. Notwithstanding the foregoing or anything to the contrary contained in this Pricing Supplement or the Offering Circular, the Notes will be offered outside of Argentina only in private offerings in accordance with the laws of the applicable jurisdictions. See “Plan of Distribution” in the Offering Circular and in this Pricing Supplement.
     The placement efforts will consist of a variety of marketing methods, which we expect to include the following:
➢	an international and local road show in which potential institutional investors will be invited to participate;

➢	a conference call where potential institutional investors, including Argentine investors that may not have participated in the road show, will have the opportunity to ask questions of the bank’s management;

➢	the bank’s management will also be available to potential institutional investors, both in Argentina and in other countries outside Argentina, via:
(i)	one-on-one conference calls;

(ii)	one-on-one meetings; and

(iii)	group meetings;
➢	an “electronic road show,” an audio/visual presentation through the Internet which allows potential institutional investors unable to attend the road show and global conference call referred to above to have access to our road show presentation;

➢	distribution (in hard copy and/or electronically) of the preliminary and final Offering Circular and Pricing Supplement relating to the Notes and the global medium-term note program, in Spanish in Argentina and in substantially identical offering documents in English in countries outside of Argentina;

➢	making available to potential Argentine investors, upon request, at our offices copies of the Offering Circular and Pricing Supplement referred to above, and designating a contact person to respond to investor inquiries; and

➢	compliance with the local communication and publication requirements of the CNV for a public offering in Argentina.
Allocation Process
     The criteria for allocating the Notes among those investors who have placed orders with the dealers with a price indication that is below or equal to the final pricing accepted by us will be primarily based on such investors’ interest in understanding our credit profile and their intention of maintaining a long-term position in the Notes. The rationale for these criteria is that the secondary market price of the Notes will benefit from a stable, credit-oriented base of long-term holders, thereby creating a benchmark for our debt and facilitating our future access to the international capital markets.

     In the event that the Notes are over-subscribed, we expect that the Notes will be sold principally to Argentine and international institutional investors as well as to private and retail banking accounts in Argentina and, as permitted by applicable law, elsewhere outside of Argentina, in particular, pension funds, insurance companies, brokerage firms, money managers and private banking and retail accounts. Subject to compliance with applicable laws, and the criteria set forth in this Pricing Supplement and the Offering Circular, substantially all investors who place orders with a price indication below or equal to the final pricing for the Notes accepted by us will receive a portion of Notes offered.
     The criteria for allocating the Notes among investors with similar characteristics will be based on the size of the investor’s order, the aggressiveness of its price indication during the book-building process, its interest in our credit profile throughout the marketing period and its history in supporting transactions from Latin American issuers.
     In addition, interested investors may be required to furnish to the dealers all information and documentation required to be filed by such investors, or which may otherwise be requested by the dealers, for compliance with criminal and other laws and regulations relating to the laundering of assets, including the capital market rules for the prevention of the laundering of assets issued by the Argentine Unidad de Información Financiera and similar rules established by the CNV and/or the Central Bank. We and the dealers reserve the right to reject any investor order if we or the dealers believe that such laws and regulations have not been fully complied with to our satisfaction.

SUMMARY
Banco Macro S.A.
     We are one of the leading banks in Argentina. With the most extensive private-sector branch network in the country, we provide standard banking products and services to a nationwide customer base. We distinguish ourselves from our competitors by our strong financial position and by our focus on low- and middle-income individuals and small- and medium-sized businesses, generally located outside of the Buenos Aires metropolitan area, which we believe offer significant opportunity for continued growth in our banking business. According to the Central Bank, as of September 30, 2006, we were ranked fourth in terms of deposits and second in terms of equity among private-sector banks. As of September 30, 2006, on a consolidated basis, we had:
➢	Ps.13,578 million (US$4,374 million) in total assets;

➢	Ps.5,200 million (US$1,675 million) in gross private sector loans;

➢	Ps.9,688 million (US$3,121 million) in total deposits;

➢	approximately 1,527,000 retail customers and 10,400 corporate customers that provide us with approximately 1.5 million clients (without including the recently acquired Nuevo Banco Bisel S.A.); and

➢	approximately 602,500 employee payroll accounts for corporate customers and provincial governments (without including the recently acquired Nuevo Banco Bisel S.A.).
     Our consolidated net income for the year ended December 31, 2005 was Ps.262.7 million (US$85 million) representing a return on average equity of 19.7% and a return on average assets of 2.8%. Our consolidated net income for the nine months ended September 30, 2006 was Ps.277.2 million (US$89.3 million) representing an annualized return on average equity of 21.0% and an annualized return on average assets of 2.8%.
     In general, given the relatively low level of banking intermediation in Argentina currently, there are limited products and services being offered. We are focusing on the overall growth of our loan portfolio by expanding our customer base and encouraging them to make use of our lending products. We have a holistic approach to our banking business; we do not manage the bank by segments or divisions or by customer categories, by products and services, by regions, or by any other segmentation for the purpose of allocating resources and assessing profitability. We have savings and checking accounts, credit and debit cards, consumer finance loans and other credit-related products and transactional services available to our individual customers and small- and medium-sized businesses through our branch network. We also offer Plan Sueldo payroll services, lending, corporate credit cards, mortgage finance, transaction processing and foreign exchange. In addition, our Plan Sueldo payroll processing services for private companies and the public sector give us a large and stable customer deposit base.
     We emerged from the economic crisis of 2001 and 2002 as a stronger and larger bank. In January 2002, in the midst of the crisis, Banco Macro S.A., our predecessor, acquired a controlling interest in Banco Bansud S.A. The acquisition tripled the size of our bank, as measured by assets, and expanded our geographic presence from the northern provinces of Argentina to the southern provinces. In December 2004, during the recovery period of the Argentine economy, we completed the acquisition of Nuevo Banco Suquía S.A. (“Nuevo Banco Suquía”), the leading bank in the central provinces of Argentina, thereby becoming the private sector bank with the country’s most extensive branch network. The Nuevo Banco Suquía transaction increased our assets by 41% and our number of branches by 67%. Beginning at the end of 2002 and during the recovery years, we also experienced organic growth as our business in the provinces of Argentina suffered lower levels of volatility than our principal competitors in the Buenos Aires metropolitan area. In November 2005, a portion of the assets, including seven branches and the headquarters, and liabilities of Banco Empresario de Tucumán S.A. were transferred to us. In May 2006, we completed the acquisition of Banco del Tucumán S.A. As a result of these transactions in Tucumán, we increased our branch network by 34 branches, or 14%. More recently, in August 2006, we completed the acquisition of Nuevo Banco Bisel S.A. (“Nuevo Banco Bisel”), which added 158 branches, or 56%, to our branch network.

The Argentine economic recovery
     We believe that the ongoing recovery of the Argentine economy from the severe crisis of 2001 and 2002, together with the stabilizing business environment, presents a growth opportunity for the banking industry. We believe that Argentine banks in a comparatively stronger financial condition should have a competitive advantage in benefiting from this recovery. Argentina’s gross domestic product, or GDP, grew 8.8% in 2003, 9.0% in 2004 and 9.2% in 2005 after declines of 4.4% in 2001 and 10.9% in 2002. Although there are numerous risks that may result in lower than expected economic performance, the Central Bank’s survey of independent forecasting firms as of 2006 indicates a consensus GDP growth estimate of 8.4% for 2006 and 7.0% for 2007. In June 2005, the government partially restructured its public debt, further improving the Argentine business environment, and in January 2006, Argentina paid off all outstanding amounts owing to the International Monetary Fund, or IMF. Following completion of its debt restructuring, Argentina’s risk profile has improved substantially as measured by the spread over comparable U.S. Treasuries.
     In this context, the financial system is regaining depositors’ and borrowers’ confidence, while benefiting from improved conditions and favorable growth opportunities and increasing demand for financial services and products. For example, the ratio of 12-month average total deposits as a percentage of annual average GDP was 30.3% for 2000. This ratio reached its lowest level of 22.8% in 2003, before recovering to 24.0% in 2005. The annual average nominal interest rates on 30-day time deposits of less than Ps.100,000 was 3.4% for 2005, compared to 8.7% in 2001. Average loans by Argentine banks to the private sector, as a percentage of GDP, were only 9.0% in 2005, compared to 24.3% in 1999, and 31.2% for Brazil, 67.3% for Chile, 23.8% for Colombia and 10.1% for Mexico in 2005. We believe this low ratio demonstrates an opportunity for credit expansion as credit demand continues to increase.
Our competitive strengths
     We believe we are well positioned to benefit from the opportunities created by the improving economic and business environment in Argentina. Our competitive strengths include the following:
➢	Strong financial position and consistent profitability. We believe we have emerged from the economic crisis as one of the strongest banks in Argentina, as measured by profitability and balance sheet strength.
➢	As of September 30, 2006, we have achieved profitability for the last 19 consecutive quarters, the only bank in Argentina to do so, with a return on average equity of 21.1%, 16.4%, 19.7% and 21.0% for 2003, 2004, 2005 and on an annualized basis for the nine months ended September 30, 2006, compared to –23.6%, –3.0%, 7.5% and 12.0% (for the twelve months ended August 31, 2006), respectively, for the Argentine banking system as a whole.

➢	Our shareholders’ equity at December 31, 2005 and September 30, 2006, as calculated under Central Bank Rules, was Ps.1,490 million and Ps.2,168 million, respectively, and our shareholders’ equity under U.S. GAAP at December 31, 2005 was Ps.1,191.7 million.
➢	Strong presence in fast-growing target customer market. We have achieved a leading position with low- and middle-income individuals and among small- and medium-sized businesses, generally located outside of the Buenos Aires metropolitan area, which have been relatively underserved by the banking system. As of December 31, 2005, loans for less than Ps.20,000 accounted for 31% of total private sector loans, almost double the corresponding percentage for the financial system as a whole (18%). Based on our experience, this target market offers significant growth opportunities and a stable base of depositors.

➢	High exposure to export-led growth. Given the geographical location of the customers we target, we have acquired banks with a large number of branches outside of the Buenos Aires metropolitan area with the aim of completing our national coverage. Therefore, we are currently the leading bank in the Argentine provinces of Salta, Jujuy, Tucumán and Misiones and one of the leading banks in Córdoba, Santa Fe, Mendoza, Entre Ríos, Río Negro, Chubut and Neuquén, based on the number of branches. Most of these provinces engage in economic activities primarily concentrated in areas such as agriculture, mining, cargo transportation, edible oils, ranching and tourism, which have been benefiting from the export-driven growth in the Argentine economy as a result of the devaluation of the peso.

➢	Largest private-sector branch network in Argentina. With 437 branches (including the 158 branches acquired through our purchase of Nuevo Banco Bisel in August 2006), we have the most extensive branch network among private-sector banks in Argentina. We consider our branch network to be our key distribution channel for marketing our products and services to our entire customer base with a personalized approach. In line with our strategy, approximately 92% of these branches are located outside of the Buenos Aires metropolitan area, whereas approximately 65% of the total branches for the Argentine financial system as a whole are located outside this area, which we believe better positions us to focus on our target market.

➢	Loyal customer base. We have a loyal customer base, as evidenced in part by the quick recovery of our deposit base after the crisis. While our total deposits increased 51% during the twelve months up to April 2003, the end of the freeze on deposits, or corralón, deposits in the Argentine banking system as a whole grew by only 11% during that period. We believe that our customers are loyal to us due to our presence in traditionally underserved markets and to our Plan Sueldo payroll services. We have benefited from Argentine regulations that require all employees to maintain Plan Sueldo accounts for the direct deposit of their wages. In addition, we emphasize face-to-face relationships with our customers and offer them personalized advice.

➢	Exclusive financial agent for four Argentine provinces. We perform financial agency services for the governments of the provinces of Salta, Jujuy, Misiones and Tucumán in northern Argentina. As a result, each provincial government’s bank accounts are held in our bank and we provide all their employees with Plan Sueldo accounts, giving us access to substantial low cost funding and a large number of loyal customers.

➢	Strong and experienced management team and committed shareholders. We are led by a committed group of shareholders who have transformed our bank from a small wholesale bank to one of the strongest and largest banks in Argentina. Jorge Horacio Brito and Delfín Jorge Ezequiel Carballo, our controlling shareholders, have active senior executive roles in our management and each possesses more than 20 years of experience in the banking industry.
Our strategy
     We believe that the ongoing recovery of the Argentine economy, increasing penetration of banking services and a return of bank lending to the private sector, offer significant opportunities for us to further expand our business. In particular, we believe that the increase in fixed asset investment in 2005 and 2006 is setting the stage for the recovery of the long-term loan market, following the growth of the short-term credit market. As the economy has grown, we are offering new products, such as floating rate loans and leasing, designed to meet the needs of a growing economy emerging from crisis and moving towards stability. Our strengths position us to better participate in this growth, which we believe will be stronger in our target market of low- and middle-income individuals and small- and medium-sized businesses and in the provinces outside the Buenos Aires metropolitan area, where we have a leading presence.
     Our goal is to promote the overall growth of the bank by increasing our customer base, expanding our loan portfolio and generating more fee income from transactional services. We achieve this goal by managing the bank on a holistic basis, focusing our growth strategy on the marketing and promotion of our standard banking products and services. We have pursued our growth strategy by acquiring banks throughout Argentina, which has enabled us to significantly expand our branch network and customer base. We make acquisition decisions in the context of our long-term strategy of focusing on low- and middle-income individuals and small- and medium-sized businesses and to complete our national coverage of Argentina, especially in provinces outside of the Buenos Aires metropolitan area. We have taken advantage of the opportunities presented by the Argentine financial system after the crisis, in particular, its consolidation, to move into new locations by acquiring banks or absorbing branches from banks liquidated by the Central Bank. Since the crisis, our growth has been fueled by these acquisitions as well as organic growth, without the need to open or move branches.

     We intend to continue enhancing our position as a leading Argentine bank by taking advantage of the ongoing recovery of Argentina and its financial system, which we believe will increase value to our shareholders and our competitiveness. The key elements of our strategy include:
➢	Focus on underserved markets with strong growth potential. We intend to continue focusing on both low- and middle-income individuals and small- and medium-sized businesses, most of which have traditionally been underserved by the Argentine banking system and are generally located outside of the Buenos Aires metropolitan area, where competition is relatively weaker and where we have achieved a leading presence. We believe that these markets offer attractive opportunities given the low penetration of banking services and limited competition. We believe the provinces outside of the Buenos Aires metropolitan area that we serve are likely to grow faster than the Argentine economy as a whole because their export-driven economies have benefited from the devaluation of the peso and higher prices for agricultural products and commodities.

➢	Further expand our customer base. We intend to continue growing our customer base, which is essential to increasing interest and fee-based revenues. To attract new customers we intend to:
➢	Utilize our extensive branch network. We intend to utilize our extensive branch network, which we consider our key distribution channel, to market our products and services to our entire customer base. We utilize a personalized approach to attract new customers by providing convenient and personalized banking services close to their homes and facilities.

➢	Offer medium- and long-term credit. We intend to capitalize on the increased demand for long-term credit that we believe will accompany the expected continued economic growth in Argentina. We intend to use our strong liquidity and our capital base to offer a more readily available range of medium- and long-term credit products than our competitors.

➢	Expand Plan Sueldo payroll services. We will continue to actively market our Plan Sueldo payroll services, emphasizing the benefits of our extensive network for companies with nationwide or regional needs.

➢	Expand our financial agency services to new provinces. We intend to take advantage of our experience as a fiscal agent to provincial governments in Argentina to expand these services into new provinces. For example, in May 2006 we acquired Banco del Tucumán and became the fiscal agent for our fourth province in Argentina, Tucumán, with approximately 140,000 clients.

➢	Offer personalized service. We offer our clients a menu of products and personalized, face-to-face advice to help them select the banking services that best respond to their needs.
➢	Focus on efficiency and cost control. We intend to increase our efficiency, in particular, we expect to expand lending to Nuevo Banco Bisel’s customers, thereby creating new economies of scale, and reduce costs in connection with the integration of Nuevo Banco Suquía and, more recently, Nuevo Banco Bisel. We are upgrading our information systems and other technology to reduce further our operating costs and to support larger transaction volumes nationally. We expect to complete the integration of Nuevo Banco Suquía by June 2007 and the integration of Nuevo Banco Bisel in the next three years.

➢	Extend existing corporate relationships to their distributors and suppliers. We have established relationships with major corporations in Argentina and will focus our marketing efforts on providing services to their distributors, suppliers, customers and employees, including providing working capital financing and Plan Sueldo payroll services.

➢	Increase cross-selling. We plan to increase cross-selling of products and services to our existing clients. Since almost all of our clients have a checking and savings account, we have a significant opportunity to expand our relationships with them through other products such as credit cards, loans and insurance. For example, strong cross-selling opportunities lie with our Plan Sueldo clients, of whom only approximately 27% currently have personal loans from us.
Our challenges
     There are several risks and uncertainties that may impact Argentina’s economy and consequently our ability to implement successfully our strategy, including:
➢	The sustainability of Argentina’s current growth and stabilization is uncertain. Although the economy has recovered significantly over the past four years, investment in the economy remains low. As a result, there is uncertainty as to whether the current growth and stability is sustainable in the long term.

➢	The risk that inflation may rise again. In the past, high inflation has undermined the Argentine economy. A return to high inflation would adversely affect the expansion of lending activities, as well as the economy in general.

➢	The slow return of the long-term credit market. Although the short-term credit market has grown substantially since the 2001 and 2002 crisis, long-term lending has only begun to recover. Demand for the long-term credit market has begun to recover over 12 months. However, the success of our strategy to increase lending will suffer if demand for long-term credit does not expand more rapidly, including for products that we are developing to deal with a growing economy emerging from crisis.

➢	The integration of our acquired banks. We have completed several acquisitions since December 2004 which have substantially increased our operations. In order for us to gain the full benefit of the economies of scale and increased access to customers in the provinces outside of the Buenos Aires metropolitan area, we need to fully integrate all of our acquired banks into our operating systems.

➢	Exposure to economic recessions. Our target market is sensitive to economic recessions. Uncertainty in the ability of our target market to sustain its current growth makes it difficult to predict whether our business strategy can be implemented successfully.
Acquisition of Nuevo Banco Bisel
     We acquired 100% of the voting rights and 92.7% of the capital stock of Nuevo Banco Bisel for Ps.19.5 million in an auction conducted by Banco de la Nación Argentina. In connection with the acquisition, we were required to contribute, and have contributed, capital to Nuevo Banco Bisel in the amount of Ps.830.0 million. In addition, we have agreed not to terminate without cause any employees of Nuevo Banco Bisel. The transaction was approved by the Central Bank in August 2006 and by antitrust authorities in September 2006.
     In addition, Banco Macro and Nuevo Banco Suquía, as purchasers of Nuevo Banco Bisel, and SEDESA entered into a put and call options agreement regarding the preferred shares of Nuevo Banco Bisel. For 15 years from August 11, 2006 when we took possession of Nuevo Banco Bisel, Banco Macro and Nuevo Banco Suquía, either individually or jointly, will be entitled to acquire the preferred shares of Nuevo Banco Bisel through the call option. These preferred shares shall be paid upon maturity of such option at their nominal value, Ps.66.2 million, plus 4% interest per annum to be capitalized annually from August 11, 2006. In addition, such call option may be exercised by the purchasers, either individually or jointly, at any time after August 11, 2006.
     The put option entitles SEDESA to sell to Banco Macro and Nuevo Banco Suquía, who are jointly and severally liable for the option, the preferred shares that it owns in Nuevo Banco Bisel. Such put option shall only be exercised by SEDESA after the term of 15 years from issuance of the preferred shares (from August 26, 2005). The preferred shares shall be paid at their nominal value, Ps.66.2 million, plus 4% interest per annum to be capitalized annually from August 11, 2006.

     Nuevo Banco Bisel has 158 branches in its network and a strong presence in the central region of Argentina, especially in the provinces of Santa Fe and Córdoba. The acquisition is complementary to our strategy of increasing the footprint of our branch network throughout the interior of Argentina and increasing our penetration in the agricultural sector and with small- and medium-size businesses and low- and middle-income individuals. Nuevo Banco Bisel has Ps.2,633 million (US$848 million) in total assets, Ps.929 million (US$299 million) in total gross private sector loans and Ps.1,431 million (US$461 million) in total deposits as of September 30, 2006.
     As with our acquisition of Nuevo Banco Suquía at the end of 2004, we plan to integrate fully Nuevo Banco Bisel into our banking network. We plan to offer all of our existing account and loan products in the newly acquired branches and we will have the same credit standards, include Nuevo Banco Bisel in all treasury decisions, and integrate Nuevo Banco Bisel’s operating systems. We believe that opportunities exist to grow Nuevo Banco Bisel’s current operations, to increase its market share in the regions where its branches are located, and to improve the efficiency of its operations.

The Offering
     This summary of certain terms and conditions of the Notes is qualified in its entirety by reference to the “Description of the Notes” contained elsewhere in this Pricing Supplement. Capitalized terms used in this summary have the same meaning as in the “Description of the Notes.”

Issuer	Banco Macro S.A.

Securities	US$ 150,000,000 9.75% Fixed/Floating Rate Non-Cumulative Junior Subordinated Notes Due 2036

Issue Price	100%

Issue Date	December 18, 2006

Maturity Date	December 18, 2036

International Ratings	The Notes are rated “B3” by Moody’s Investors Service, Inc. and “B-” by Fitch Ratings Ltd. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency without notice.

Local Ratings	In Argentina, Moody’s Latin American Calificadora de Riesgo S.A. (“Moody’s Latin America”) has rated the Notes “A3.ar” and Fitch Argentina Calificadora de Riesgo S.A. (“Fitch Argentina”) has rated the Notes “A(arg)”. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency without notice. The methods of assigning ratings used by Argentine rating agencies may differ in important aspects from those used by the rating agencies in the United States or other countries. An explanation of the significance of each Argentine rating agency’s ratings may be obtained from such rating agency.

Interest	The Notes will accrue interest from December 18, 2006 at a fixed annual rate equal to 9.75% until December 18, 2016, and thereafter at an annual rate equal to the Six-Month LIBOR Rate (as defined in “Description of the Notes—Interest—Determining the Floating Rate”) for the related interest period plus 7.11%, in each case subject to the limitation on interest described in “Description of the Notes—Limitation on Interest.”

Interest Payment Dates	June 18 and December 18 of each year, commencing on June 18, 2007

Limitation on Interest	No interest on the Notes will be due and payable on an Interest Payment Date in the event that:
(i)	the payment of such interest, together with any other payments or distributions (other than payments in respect of redemptions or repurchases) on or in respect of our Parity Obligations (including the Notes) previously made or scheduled to be made during the Distribution Period in which such Interest Payment Date falls, would exceed our Distributable Amounts for such Distribution Period (each as defined in “Description of the Notes—Limitation on Interest”); or

(ii)	even if such payment of interest could be made under clause (i) above, we would be prevented from paying interest on the Notes on such Interest Payment Date as a result of (X) a general prohibition by the Central Bank on paying interest or making other payments or distributions on or in respect of our Parity Obligations (including the Notes) or (Y) as provided in Communications “A” 4589 and “A” 4591 of the Central Bank or any successor regulations thereto, (a) we are subject to a liquidation procedure or the mandatory transfer of our assets by the Central Bank in accordance with Sections 34 or 35 bis of the Financial Institutions Law or successors thereto; (b) we are receiving financial assistance from the Central Bank (except liquidity assistance under the pesification rules pursuant to Decree No. 739/2003); (c) we are not in compliance with or have failed to comply on a timely basis with our reporting obligations to the Central Bank; or (d) we are not in compliance with minimum capital requirements (both on an individual and consolidated basis) or with minimum cash reserves (on average).

Interest payments are non-cumulative such that, if an interest payment is not made in full as a result of the limitation described above, the unpaid interest will not accrue or be due and payable at any time and, accordingly, holders of the Notes will not have any claim therefor, whether or not interest is paid in respect of any other interest period.

Limitation on Restricted Payments	In the event that interest is not paid in full when scheduled on any Interest Payment Date, we will not, and will not permit any of our Subsidiaries to, make a Restricted Payment until we have resumed interest payments on the Notes in full, and, in the case of clauses (i) through (iv) of the next paragraph, until such payments have been made in full for consecutive interest periods totaling a period of 12 months.

Each of the following will constitute a “Restricted Payment”:
(i)	we declare, pay or distribute a dividend or make a payment on, or in respect of, any of our Junior Obligations, other than dividends or payments in the form of Junior Obligations;

(ii)	any of our Subsidiaries declares, pays or distributes a dividend or makes a payment on, or in respect of, any of its Capital Stock, other than dividends or payments payable to us or, if not a Wholly-Owned Subsidiary, on a pro rata basis to minority holders of its common shares;

(iii)	we or any of our Subsidiaries redeem, purchase or otherwise acquire for any consideration any of our Junior Obligations, other than by conversion into or in exchange for our other Junior Obligations;

(iv)	any of our Subsidiaries redeems, purchases or otherwise acquires for any consideration any of its Capital Stock not held by us;

(v)	we declare, pay or distribute a dividend or make a payment on, or in respect of, any of our Parity Obligations, other than dividends or payments in the form of our Junior Obligations; or

(vi)	we or any of our Subsidiaries redeem, purchase or otherwise acquire for any consideration any of our Parity Obligations, other than by conversion into or in exchange for our Junior Obligations or pursuant to a mandatory redemption.

Optional Redemption	With the prior approval of the Superintendency of Financial Institutions (if then required), we may at our option redeem the Notes in whole, but not in part, on December 18, 2016 or on any Interest Payment Date thereafter, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest.

Redemption upon Withholding Tax Event	With the prior approval of the Superintendency of Financial Institutions (if then required), we may at our option redeem the Notes in whole, but not in part, at (i) any time on or after December 18, 2011 but prior to December 18, 2016, or (ii) any time prior to December 18, 2011 if permitted by applicable Argentine banking regulations, in each case following the occurrence of a Withholding Tax Event, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest. See “Description of the Notes—Early Redemption—Redemption upon Withholding Tax Event.”

Redemption upon Tax Event or Regulatory Event	With the prior approval of the Superintendency of Financial Institutions (if then required), we may at our option redeem the Notes in whole, but not in part, at (i) any time on or after December 18, 2011 but prior to December 18, 2016, or (ii) any time prior to December 18, 2011 if permitted by applicable Argentine banking regulations, in each case following the occurrence of a Tax Event or a Regulatory Event, at a redemption price equal to the greater of (A) 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest and (B) the Make-Whole Redemption Price. See “Description of the Notes—Early Redemption—Redemption upon Tax Event or Regulatory Event.”

Subordination	The Notes will constitute our direct, unsecured and subordinated obligations. In the event of our bankruptcy, the Notes will rank junior to all of our Senior Obligations; pari passu with our Parity Obligations; and senior to our Junior Obligations.

“Senior Obligations” means (i) all claims of our unsubordinated creditors; and (ii) all claims of our subordinated creditors other than in respect of Parity Obligations and Junior Obligations.

“Parity Obligations” means (i) all claims in respect of our obligations, or our guarantees of liabilities, that are eligible to be computed as part of our Tier 1 capital under Argentine banking regulations (without taking into account any limitation placed on the amount of such capital); and (ii) all claims in respect of any of our other obligations (including guarantees) that rank, or are expressed to rank, pari passu with the Notes.

“Junior Obligations” means all classes of our capital stock, including preferred shares.

Use of Proceeds	We will use the net proceeds from the issuance of Notes for general corporate purposes. See “Use of Proceeds.”

Withholding Taxes; Additional Amounts	All payments of principal, premium or interest by us in respect of the Notes will be made without deduction or withholding for or on account of any present or future taxes, penalties, fines, duties, assessments or other governmental charges imposed or levied by or on behalf of Argentina, or any political subdivision thereof or any authority therein having power to tax, unless we are compelled by law to deduct or withhold such Argentine taxes. In the event that such withholdings or deductions are required by law, we will, subject to certain exceptions, pay such additional amounts to ensure that the holders receive the same amount as the holders would otherwise have received in respect of payments on the Notes in the absence of such withholdings or deductions. See “Description of the Notes—Additional Amounts.”

Events of Default; Limited Acceleration Rights	Certain events involving our bankruptcy will constitute “Events of Default.” Upon the occurrence of any such event involving our bankruptcy, the payment of the principal and accrued interest on the Notes will automatically become immediately due and payable.

There is no right of acceleration of the payment of principal and accrued interest on the Notes in the case of a default in the performance of any of our covenants, including the payment of principal, premium and interest on the Notes. Notwithstanding the foregoing, in the event of our failure to pay any principal, premium or interest on a Note when it becomes due and payable, the holder of such Note will have the right to institute a suit, including a summary proceeding (acción ejecutiva individual) pursuant to Article 29 of the Negotiable Obligations Law, for the enforcement of any such payment.

Listing	Application has been made to list the Notes on the Luxembourg Stock Exchange and to admit the Notes for trading on EuroMTF, the alternative market of the Luxembourg Stock Exchange. Application has also been made to list the Notes on the BASE. The Notes are eligible for trading on the PORTAL Market and on the MAE.

Registration Rights	Pursuant to the Registration Rights Agreement, we will agree for the benefit of the holders of Notes to (i) file with the SEC a registration statement on an appropriate form under the Securities Act, with respect to an offer to exchange the Notes for exchange notes with terms identical to the Notes (subject to certain exceptions), within 255 days after the Issue Date, (ii) use our reasonable best efforts to have such registration statement declared effective under the Securities Act within 315 days after the Issue Date, and (iii) use our reasonable best efforts to consummate the exchange offer within 350 days after the Issue Date. In the event that applicable law, regulation or policy of the SEC does not allow the consummation of the exchange offer, or upon the occurrence of certain other conditions, we will file a “shelf” registration statement covering resales of the Notes by the holders thereof. We will be required to pay you liquidated damages if we fail to comply with our obligations to register the Notes within the specified time periods. See “Registration Rights.”

Denominations	US$100,000 and multiples of US$1,000 in excess thereof

Value for Purposes of Computing Voting Rights	Each U.S.$1 of face amount of the Notes entitles the holder to one vote for purposes of computing voting rights

Transfer Restrictions	We have not registered the Notes under the Securities Act, and the Notes may not be transferred except in compliance with the transfer restrictions set forth under “Transfer Restrictions” in the Offering Circular.

Indenture and Form	We will issue the Notes under an Indenture to be entered into, on or about December 18, 2006, by and among us, the Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent and the Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina, as supplemented by the First Supplemental Indenture thereto, to be dated on or about December 18, 2006, establishing the terms of the Notes.

The Notes will initially be issued in the form of one or more fully registered Restricted Global Notes and Regulation S Global Notes. The Notes will be delivered in book-entry form through the facilities of DTC for the accounts of its participants, including Euroclear and Clearstream, Luxembourg, and will trade in DTC’s Same-Day Funds Settlement System.

Governing Law	The Negotiable Obligations Law establishes the requirements for the Notes to qualify as non-convertible obligaciones negociables thereunder, and Argentine laws and regulations will govern our capacity and corporate authorization to execute and deliver the Indenture and to issue, execute and deliver the Notes. Argentine laws and regulations will also govern the subordination provisions of the Indenture. All other matters with respect to the Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent	HSBC Bank USA, National Association

Registrar, Paying Agent, Transfer Agent, and Representative of the Trustee in Argentina	HSBC Bank Argentina S.A.

Luxembourg Paying Agent and Transfer Agent	Dexia Banque Internationale à Luxembourg, société anonyme

Risk Factors	See “Risk Factors” commencing on page S-17 of this Pricing Supplement and pages I-5 and II-10 of the Offering Circular for a description of the principal risks involved in making an investment in the Notes.

Summary Financial and Operating Data
     The following tables present selected historical financial data for us for each of the periods indicated. You should read this information in conjunction with our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Pricing Supplement and the Offering Circular.
     We have derived our selected consolidated financial data for the years ended December 31, 2003, 2004 and 2005 from our audited consolidated financial statements included in the Offering Circular. We have derived our selected financial data for the years ended December 31, 2001 and 2002 from our audited consolidated financial statements not included in this Pricing Supplement or in the Offering Circular. We have derived our unaudited selected financial data for the nine months ended September 30, 2005 and 2006 from our unaudited financial statements included in this Pricing Supplement. Our financial statements include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods.
     Due to the acquisitions we have made, our results of operations are not necessarily comparable between the periods presented; in particular, we acquired Banco Bansud in January 2002, Nuevo Banco Suquía on December 22, 2004, Banco del Tucumán on May 5, 2006 and Nuevo Banco Bisel on August 11, 2006. The results of operations of Nuevo Banco Suquía are consolidated with Banco Macro from December 22, 2004, the results of operations of Banco del Tucumán are consolidated with Banco Macro from May 5, 2006 and the results of operations of Nuevo Banco Bisel are consolidated with Banco Macro from August 11, 2006.
     During the economic crisis, Argentina experienced very high rates of inflation in 2002. As a result, Central Bank Rules reinstated inflation accounting at the beginning of 2002 until February 28, 2003. Therefore, all the financial statement data in this Pricing Supplement for periods prior to February 28, 2003 have been restated in constant pesos as of February 28, 2003.
     Solely for the convenience of the reader, peso amounts as of and for the year ended December 31, 2005 and for the nine-month period ended September 30, 2006 have been translated into U.S. dollars. The rate used to translate such amounts was Ps.3.1043 to US$1.00, which was the reference exchange rate for U.S. dollars for September 30, 2006, as reported by the Central Bank.
     For further information, see “Presentation of Financial Information” in the Offering Circular.

BANCO MACRO

	Year Ended December 31,												Nine Months Ended September 30,
	2001(1)		2002(1)		2003(1)		2004(2)		2005		2005(3)		2005		2006(4)		2006(3)(4)
	(in thousands of pesos or U.S. dollars, as indicated, except for shares,
	earnings per share and dividends per share)
Consolidated Income Statement
Central Bank Rules:
Financial income	Ps.	218,897	Ps.	1,623,349	Ps.	419,900	Ps.	427,891	Ps.	749,850	US$	241,552	Ps.	532,002	Ps.	790,214	US$	254,555
Financial expense		(94,904)		(515,184)		(241,152)		(133,204)		(303,176)		(97,663)		(227,518)		(268,684)		(86,552)

Gross intermediation margin		123,993		1,108,165		178,748		294,687		446,674		143,889		304,484		521,530		168,002
Provision for loan losses		(21,968)		(117,767)		(35,009)		(36,467)		(70,309)		(22,649)		(57,040)		(42,386)		(13,654)
Service charge income		118,512		137,756		125,722		154,425		303,141		97,652		217,632		309,931		99,839
Service charge expense		(18,834)		(30,649)		(20,005)		(24,963)		(59,510)		(19,170)		(42,376)		(65,173)		(20,994)
Administrative expense		(183,277)		(260,175)		(221,796)		(254,936)		(443,026)		(142,714)		(315,112)		(442,324)		(142,488)
Other income		13,174		166,542		240,622		109,581		218,501		70,387		144,839		127,513		41,076
Other expense		(13,271)		(136,921)		(63,257)		(48,651)		(98,683)		(31,789)		(53,678)		(83,484)		(26,893)
Income Tax		(770)		(3,601)		(833)		(699)		(34,042)		(10,966)		(11,429)		(46,570)		(15,002)
Monetary Loss		—		(291,238)		(4,343)		—		—		—		—		—		—
Minority Interest		—		2		—		—		(27)		(9)		(15)		(1,799)		(580)

Net income		17,559		572,114		199,849		192,977		262,719		84,631		187,305		277,238		89,308

Net income per share		0.49		1.78		0.33		0.32		0.43		0.14		0.31		0.41		0.13
Dividends per share		0.31		—		—		0.10		0.05		0.02		—		0.10		0.03
Number of shares outstanding (in thousands)		35,500		608,943		608,943		608,943		608,943		608,943		608,943		683,943		683,943
U.S. GAAP:(5)
Net income						313,371		94,229		463,795		149,404
Net income per share						0.59		0.15		0.76		0.25
Weighted average number of shares outstanding (in thousands)						526,750		608,943		608,943		608,943

(1)	In constant pesos as of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro from December 22, 2004.

(3)	Translated at the rate of Ps.3.1043 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2006.

(4)	Banco del Tucumán consolidated with Banco Macro from May 5, 2006 and Nuevo Banco Bisel consolidated with Banco Macro from August 11, 2006.

(5)	See note 34 to our audited consolidated financial statements for the year ended December 31, 2005 in the Offering Circular for a summary of significant differences between Central Bank Rules and U.S. GAAP.

BANCO MACRO

	As of December 31,												As of September 30,
	2001(1)		2002(1)		2003(1)		2004(2)		2005		2005(3)		2005		2006(4)		2006(3)(4)
	(in thousands of pesos or U.S. dollars, as indicated, except for shares,
	earnings per share and dividends per share)
Consolidated Balance Sheet
Central Bank Rules:
Assets
Cash and due from banks	Ps.	113,635	Ps.	325,953	Ps.	674,300	Ps.	1,372,261	Ps.	1,189,129	US$	383,059	Ps.	1,364,906	Ps.	2,050,289	US$	660,467
Government and private securities		285,664		868,033		2,155,766		2,106,737		2,991,764		963,748		3,157,790		3,227,117		1,039,564
Loans:
to the non-financial government sector		104,485		462,440		365,549		809,577		645,342		207,886		606,676		783,791		252,486
to the financial sector		23,093		1,593		17,835		81,812		80,511		25,935		97,178		236,953		76,331
to the non-financial private sector and residents abroad		472,135		514,695		723,619		2,208,996		2,948,799		949,908		2,379,900		5,199,355		1,674,888
Allowances for loan losses		(40,311)		(116,125)		(56,279)		(225,340)		(247,532)		(79,738)		(186,350)		(215,408)		(69,390)
Other assets		416,490		1,761,485		1,144,237		2,443,714		1,879,809		605,550		1,806,049		2,295,912		739,591
Total assets		1,375,191		3,818,074		5,025,027		8,797,757		9,487,822		3,056,348		9,226,149		13,578,009		4,373,936
Average assets		1,663,367		3,804,446		4,356,792		5,705,542		9,357,401		3,014,335		9,303,648		13,420,295		4,323,131
Liabilities and Shareholders’ Equity
Deposits:
from the non-financial government sector		224,872		218,264		382,195		809,764		822,687		265,015		928,884		1,452,101		467,771
from the financial sector		2,673		7,552		11,909		4,445		5,208		1,678		5,261		10,370		3,341
from the non-financial private sector		708,480		1,534,926		2,633,140		4,504,788		5,737,431		1,848,221		5,486,641		8,225,291		2,649,644
Other liabilities from financial intermediation and other liabilities		124,840		663,341		559,450		1,974,786		1,241,791		400,023		1,200,609		1,489,873		479,938
Subordinated corporate bond		56,955		71,101		24,200		16,416		12,047		3,881		16,093		56,802		18,298
Items pending allocation		4,025		5,939		3,783		4,554		854		275		938		1,912		616
Provisions		971		391,578		285,128		225,699		178,150		57,388		173,495		96,609		31,121
Minority interest in subsidiaries		0		3		3		3		80		26		68		77,134		24,847
Total liabilities		1,122,816		2,892,704		3,899,808		7,540,455		7,998,248		2,576,506		7,811,989		11,410,092		3,675,576
Shareholders’ equity		252,375		925,370		1,125,219		1,257,302		1,489,574		479,842		1,414,160		2,167,917		698,359
Average shareholders’ equity		252,634		730,955		949,023		1,179,611		1,333,163		429,457		1,312,227		1,784,502		574,848
U.S. GAAP:(5)
Shareholders’ equity						735,386		857,666		1,191,692		383,884

(1)	In constant pesos as of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro from December 22, 2004.

(3)	Translated at the rate of Ps.3.1043 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2006.

(4)	Banco del Tucumán consolidated with Banco Macro from May 5, 2006 and Nuevo Banco Bisel consolidated with Banco Macro from August 11, 2006.

(5)	See note 34 to our audited consolidated financial statements for the year ended December 31, 2005 in the Offering Circular for a summary of significant differences between Central Bank Rules and U.S. GAAP.

BANCO MACRO

	As of and for the year ended December 31,										September 30,
	2001(1)		2002(1)		2003(1)		2004(2)		2005		2006(3)
Selected consolidated ratios:
Profitability and performance
Net interest margin(%)(4)	9.92%		8.87%		6.84%		6.37%		5.23%		5.67%
Fee income ratio(%)(5)	48.87		11.06		41.29		34.38		40.43		37.28
Efficiency ratio(%)(6)	75.58		20.88		72.85		56.77		59.08		53.20
Ratio of earnings to fixed charges (excluding interest on deposits)(7)	2.41	x	2.39	x	3.96	x	5.69	x	3.01	x	5.98	x
Ratio of earnings to fixed charges (including interest on deposits)(8)	1.21	x	2.19	x	2.26	x	3.02	x	2.14	x	2.41	x
Fee income as a percentage of administrative expense(%)	64.66		52.95		56.68		60.56		68.43		70.07
Return on average equity(%)	6.95		78.27		21.06		16.36		19.71		21.00
Return on average assets(%)	1.06		15.04		4.59		3.39		2.81		2.79
Liquidity
Loans as a percentage of total deposits(%)	64.07		55.59		36.57		58.29		55.97		64.21
Liquid assets as a percentage of total deposits(%)(9)	32.11		47.05		65.12		53.69		58.65		59.23
Capital
Total equity as a percentage of total assets(%)	18.35		24.24		22.39		14.29		15.70		15.97
Regulatory capital as a percentage of risk-weighted assets(%)	20.28		27.36		43.79		35.71		31.03		27.73
Asset Quality
Non-performing loans as a percentage of total loans(%)(10)	18.68		16.94		8.91		6.50		5.34		2.37
Allowances as a percentage of total loans	6.72		11.86		5.08		7.27		6.74		3.46
Allowances as a percentage of non-performing loans(%)(10)	35.99		70.04		57.07		111.75		126.20		146.05
Amparos as a percentage of equity(%)	—		—		4.0		4.0		2.9		2.3
Operations
Number of branches			163		150		256		254		437
Number of employees	1,401		2,881		2,814		4,772		5,054		7,539

(1)	Calculated on the basis of amounts expressed in constant pesos as of February 23, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro from December 22, 2004.

(3)	Banco del Tucumán consolidated with Banco Macro from May 5, 2006 and Nuevo Banco Bisel consolidated with Banco Macro from August 11, 2006.

(4)	Net interest income divided by average interest-earning assets.

(5)	Service charge income divided by the sum of gross intermediation margin and service charge income.

(6)	Administrative expenses divided by the sum of gross intermediation margin and service charge income.

(7)	For the purpose of computing the ratio of earnings to fixed charges excluding interest on deposits, earnings consist of income before income taxes plus fixed charges; fixed charges excluding interest on deposits consists of gross interest expense minus interest on deposits.

(8)	For the purpose of computing the ratio of earnings to fixed charges including interest on deposits, earnings consist of income before income taxes plus fixed charges; fixed charges including gross interest on deposits is equal to interest expense.

(9)	Liquid assets include cash, cash collateral, LEBACs and NOBACs, and interbank loans. Since 2004, we include overnight loans to highly rated companies.

(10)	Non-performing loans includes all loans to borrowers classified as “3-nonperforming/deficient compliance,” “4-high risk of uncollectibility/unlikely to be collected,” “5-uncollectible” and “6-uncollectible, classified as such under regulatory requirements” under the Central Bank loan classification system.

USE OF PROCEEDS
     Our net proceeds from the issuance and sale of the Notes are expected to be approximately US$145.5 million, after deduction of fees and expenses. We will use the net proceeds from the issuance of the Notes to make loans in accordance with Central Bank guidelines, in accordance with the provisions of Article 36 of the Negotiable Obligations Law, Communication “A” 3046 of the Central Bank, as amended, and other applicable regulations.
CAPITALIZATION
     The following table sets forth our capitalization in accordance with Central Bank Rules as of September 30, 2006 in pesos and dollars (i) on an actual basis and (ii) as adjusted to give effect to the offering and the use of the proceeds therefrom. The following table should be read in conjunction with the financial statements and related notes, as well as “Presentation of Financial Information,” contained in this Pricing Supplement and the Offering Circular.

	As of September 30, 2006(1)
	Actual				As Adjusted
			(in thousands)
Deposits from customers:
Demand deposits	Ps.	2,020,273	US$	650,798	Ps.	2,020,273	US$	650,798
Time deposits		4,580,472		1,475,525		4,580,472		1,475,525
Savings deposits		1,624,546		523,321		1,624,546		523,321
Deposits from banks		10,370		3,341		10,370		3,341
Deposits from the government sector		1,452,101		467,771		1,452,101		467,771
Total deposits		9,687,762		3,120,756		9,687,762		3,120,756
Federal funds purchased and securities sold under repurchase agreements		522,076		168,178		522,076		168,178
Central Bank		375,305		120,898		375,305		120,898
Short-term borrowings		86,121		27,742		86,121		27,742
Long-term debt		197,618		63,659		663,263		213,659
Other liabilities		365,555		117,758		365,555		117,758
Minority interest in consolidated subsidiaries		77,134		24,847		77,134		24,847
Shareholders’ equity		2,167,917		698,359		2,167,917		698,359
Total capitalization	Ps	.13,479,488	US$	4,342,197	Ps	.13,945,133	US$	4,492,197

(1)	Translated to U.S. dollars at the rate of Ps.3.1043 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2006.

RISK FACTORS
     Investing in the Notes involves risks. Before making a decision to purchase the Notes, you should carefully consider the risks described below and the other information included in this Pricing Supplement and in the Offering Circular.
Risks Relating to the Notes
     Interest on the Notes may be limited to the extent we do not have sufficient Distributable Amounts.
     No interest on the Notes will be due and payable in the event that the payment of such interest, together with any other payments or distributions (other than payments in respect of redemptions or repurchases) on or in respect of our Parity Obligations (including the Notes) previously made or scheduled to be made during the Distribution Period in which such Interest Payment Date falls, would exceed our Distributable Amounts for such Distribution Period. Interest payments on the Notes are non-cumulative such that if an interest payments is not made in full as a result of the limitation described in the preceding sentence, such unpaid interest will not accrue or be due and payable at any time and, accordingly, holders of Notes will not have any claim therefor, whether or not interest is paid with respect to any other interest period.
     The Distributable Amounts available for payment of interest on the Notes on an interest payment date is based principally on our unappropriated retained earnings from the prior year. Subject to certain limited exceptions, Argentine law does not restrict our shareholders from approving the payment of dividends to themselves out of our unappropriated retained earnings, and the indenture relating to the Notes will not restrict our ability to pay dividends unless and until interest on the Notes has not been paid in full as scheduled. In addition, Distributable Amounts available for payment of interest on the Notes depends on the amount of payments or other distributions on or in respect of our Parity Obligations previously made or schedule to be made during the relevant Distribution Period. Although we do not currently have any Parity Obligations outstanding, the indenture relating to the Notes will not restrict our ability to issue Parity Obligations in the future. Accordingly, we cannot assure you that we will have sufficient Distributable Amounts to make interest payments on the Notes.
     We may be prevented by the Central Bank or Argentine banking regulations from making interest or other payments on or in respect of the Notes.
     No interest on the Notes will be due and payable on an Interest Payment Date in the event that we would be prevented from paying interest on the Notes on such Interest Payment Date as a result of (X) a general prohibition by the Central Bank on paying interest or making other payments or distributions on or in respect of our Parity Obligations (including the Notes) or (Y) as provided in Communications “A” 4589 and “A” 4591 of the Central Bank or any successor regulations thereto, (a) we are subject to a liquidation procedure or the mandatory transfer of our assets by the Central Bank in accordance with Sections 34 or 35 bis of the Financial Institutions Law or successors thereto; (b) we are receiving financial assistance from the Central Bank (except liquidity assistance under the pesification rules pursuant to Decree No. 739/2003); (c) we are not in compliance with or have failed to comply on a timely basis with our reporting obligations to the Central Bank; or (d) we are not in compliance with minimum capital requirements (both on an individual and consolidated basis) or with minimum cash reserves (on average).
     As a result of the recent Argentine crisis, all banks were prohibited by the Central Bank from paying dividends in 2002 and 2003. As the economy recovered, the Central Bank eased the prohibition but still required prior authorization for the distribution of dividends by banks in 2004, 2005 and 2006. Although this requirement is no longer in effect, we cannot assure you that, if confronted with a similar crisis, the Central Bank will not prevent banks from making interest payments on Parity Obligations, including the Notes.
     The Notes will be unsecured and subordinated and, in the event of our bankruptcy, the Notes will rank junior to our unsubordinated obligations and certain of our subordinated obligations.
     The Notes will constitute our unsecured and subordinated obligations. In the event of our bankruptcy, the Notes will rank junior to all claims of our unsubordinated creditors and certain of our subordinated creditors. See “Description of the Notes—Subordination.” By reason of the subordination of the Notes, in the case of our bankruptcy, although the Notes would become immediately due and payable at their principal amount together with accrued interest thereon, our assets would be available to pay such amounts only after all such creditors have been paid in full. We expect to incur from time to time additional obligations that rank senior to the Notes, and the indenture relating to the Notes does not prohibit or limit the incurrence of such obligations.

     Under Argentine law, our obligations under the Notes will also be subordinated to certain statutory preferences such as tax and labor-related claims and our obligations to depositors. In particular, under the Financial Institutions Law, all of our existing and future depositors will have a general priority right over holders of Notes. The Financial Institutions Law provides that in the event of our bankruptcy or insolvency, all depositors would have priority over all of our other creditors (including holders of Notes), except certain labor creditors and secured creditors. Moreover, depositors would have priority over all other creditors, with the exception of certain labor creditors, to funds held by the Central Bank as reserves, any other funds at the time of any revocation of our banking license and proceeds from any mandatory transfer of our assets by the Central Bank.
     If we do not satisfy our obligations under the Notes, your remedies will be limited.
     Payment of principal on the Notes may be accelerated only in certain events involving our bankruptcy. There is no right of acceleration in the case of a default in the performance of any of our covenants, including a default in the payment of principal, premium or interest. See “Description of the Notes—Events of Default.”
     The ratings of the Notes may be lowered or withdrawn depending on various factors, including the rating agency’s assessment of our financial strength and Argentine sovereign risk.
     The Notes are rated “B3” by Moody’s Investors Service, Inc. and “B-” by Fitch Ratings Ltd.] At the local level, Moody’s Latin America has rated the notes “A3.ar” and Fitch Argentina has rated the notes “A(arg).” The ratings of the Notes reflect the relevant rating agency’s assessment of our ability to make timely payment of principal and interest on the Notes. Moreover, the methods of assigning ratings used by Argentine rating agencies may differ in important aspects from those used by the rating agencies in the United States or other countries. The ratings on the Notes are not a recommendation to buy, sell or hold the Notes, and the ratings do not comment on market prices or suitability for a particular investor. We cannot assure you that the ratings of the Notes will remain for any given period of time or that the ratings will not be lowered or withdrawn. A downgrade in ratings will not be an event of default with respect to the Notes. The assigned ratings may be raised or lowered depending, among other things, on the rating agency’s assessment of our financial strength as well as its assessment of Argentine sovereign risk generally, and any change to these may affect the market price or liquidity of the Notes.
     The U.S. federal income tax treatment of the Notes is unclear.
     Because of certain features of the Notes, the U.S. federal income tax treatment applicable to the Notes is uncertain. While we do not intend to treat the Notes as subject to the “contingent payment debt instrument” rules under U.S. federal income tax regulations, it is possible that the U.S. Internal Revenue Service (“IRS”) could assert such treatment. If this assertion were successful, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) would generally be required to include interest income on a constant yield basis at a rate that could differ from, and could at certain times be in excess of, the stated interest on the Notes. In addition, any gain on the sale of Notes derived by a U.S. Holder would be treated as ordinary income rather than capital gain.
     It is also possible that the IRS could assert that the Notes should be treated as equity for U.S. federal income tax purposes. If this assertion were successful, U.S. Holders could also be subject to adverse tax rules (including an interest charge on and ordinary income treatment of any gain derived with respect to the notes) if it were also determined that we are a “passive foreign investment company” for U.S. federal income tax purposes. While we do not believe that we are currently a passive foreign investment company, the test for determining “passive foreign investment company” status is a factual one based upon a periodic evaluation of our assets and income and is unclear when applied to banking businesses such as our own. Thus we cannot provide any assurance that we will not be determined to be a “passive foreign investment company” as of the issuance of the Notes or in any future period. For a more detailed discussion of these issues, see “Material U.S. Federal Income Tax Considerations” in this Pricing Supplement.
Additional Risks
     Prospective investors in the Notes should carefully consider the additional risks factors discussed under “Risk Factors” beginning on pages I-5 and II-10 in the Offering Circular. The risk factors set forth above will be deemed to supersede, with respect to the Notes, the risk factor on page I-5 in the Offering Circular entitled “The notes will be effectively subordinated to our secured creditors and our depositors”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion is based on, and should be read in conjunction with, our consolidated financial statements and related notes in this Pricing Supplement and in the Offering Circular and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Overview of Banco Macro S.A.,” “Selected Financial and Operating Data” and the other financial information appearing in the Offering Circular.
NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2005
     The disclosure includes consolidated comparisons and, in some cases, also standalone comparisons of Banco Macro without consolidating Banco del Tucumán and Nuevo Banco Bisel in order to permit period-to-period comparisons, considering that Banco del Tucumán was acquired in May 2006 and Nuevo Banco Bisel was acquired in August 2006.
     The following table sets forth certain components of our income statement for the nine-month periods ended September 30, 2005 and 2006:

	Nine Months Ended September 30,
Amounts in accordance with Central Bank Rules	2005	2006	2006
			Consolidated
			(including Banco
			del Tucumán and
		Banco Macro	Nuevo Banco
	Consolidated	stand-alone	Bisel)
	(in thousands of pesos) (unaudited)
Financial income	532,002	722,428	790,214
Financial expenses	(227,518)	(249,818)	(268,684)

Gross intermediation margin	304,484	472,610	521,530
Provision for loan losses	(57,040)	(38,326)	(42,386)
Service charge income	217,632	283,302	309,931
Service charge expenses	(42,376)	(61,161)	(65,173)
Administrative expenses	(315,112)	(399,066)	(442,324)
Net other income	91,161	66,473	44,029

Income before income tax	198,749	323,832	325,607
Income tax	(11,429)	(46,570)	(46,570)

Net Income	187,320	277,262	279,037
Loss on Minority Interests in Subsidiaries	(15)	(24)	(1,799)

Consolidated Income	187,305	277,238	277,238

Financial income
     Our financial income on a stand-alone basis increased 36%, or Ps.190 million, during the nine-month period ended September 30, 2006 as compared to the corresponding period ended in 2005. When Banco del Tucumán and Nuevo Banco Bisel are consolidated, our financial income increased 49%, or Ps.258 million, during the nine-month period ended September 30, 2006 as compared to the corresponding period ended in 2005. The components of our financial income during the nine-month periods ended September 30, 2006 and 2005 were as follows:

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated
			(including Banco
			del Tucumán and
		Banco Macro	Nuevo Banco
	Consolidated	stand-alone	Bisel)
	(in thousands of pesos) (unaudited)
Interest on cash and due from banks	5,481	8,319	8,396
Interest on loans to the financial sector	4,305	8,943	10,467
Interest on overdrafts	39,015	69,128	76,930
Interest on mortgage loans	20,013	31,806	33,279
Interest on pledged loans (1)	18,499	29,285	30,516
Interest on credit card loans	13,520	19,578	20,713
Interest on documents (2)	22,136	30,710	35,081
Interest on other loans (3)	85,283	154,802	171,494
Interest on other receivables from financial intermediation	11,026	10,418	10,910
Net income from government and private securities	92,515	200,804	226,479
Net gain from options	0	649	649
Indexation by benchmark stabilization coefficient CER (4)	155,582	59,884	62,752
Indexation by salary variation coefficient (C.V.S.)	968	1,170	1,172
Income from guaranteed loans — Decree 1,387/01 (5)	21,933	19,729	20,947
Other (6)	41,726	77,203	80,429

Total financial income	532,002	722,428	790,214

(1)	Includes primarily secured car loans.

(2)	Includes factoring, check cashing advances and loans with promissory notes.

(3)	Includes interest primarily on commercial loans not classified under prior headings.

(4)	Includes CER accrued for all assets subject to adjustment by CER.

(5)	Includes loans to the Argentine government that were issued in exchange for federal and provincial government bonds.

(6)	Principally foreign exchange gains from our net asset position in U.S. dollars.
     The increase in our financial income reflected primarily increases in income from government and private securities and interest on loans. Also in this period we had a one-time gain of Ps.8 million, relating to our sale of an interest in the Puerto Madero Siete trust. Income from government and private securities increased on a stand-alone basis 117%, or Ps.108 million, with an important growth in gains from LEBACs/NOBACs (90%, or Ps.93 million, greater than the same period in 2005). On a consolidated basis, income from government and private securities increased 145%, or Ps.134 million.
     Interest on loans increased on a stand-alone basis 70%, or Ps.142 million, during the nine months ended September 30, 2006 as compared to the corresponding period ended in 2005 due to a higher volume of loans. Interest on loans attributable to Banco del Tucumán and Nuevo Banco Bisel was Ps.34 million, so that on a consolidated basis, interest on loans increased 87%, or Ps.175 million, as compared the same period in 2005. We experienced high rates of organic growth as loans to the private sector increased 127% as of September 30, 2006 as compared to the level as of September 30, 2005. The main drivers of this income growth have been medium-term structured loans for our corporate customers recorded in “Other Loans,” which grew 101% as compared to the corresponding period in 2005, followed by overdrafts which grew 97%.
     Indexation by CER fell 60%, or Ps.93 million, on a consolidated basis during the nine months ended September 30, 2006 as compared to the corresponding period in 2005, mainly due to the fact that secured bonds have been marked to market since January 2006 and the decreasing volume of loans and bonds subject to CER adjustment (guaranteed loans and secured bonds). Additionally, inflation for the nine-months ended September 30, 2006 was lower than the same period in 2005.
     On a stand-alone basis, our other income increased 85%, or Ps.35 million, during the nine months ended September 30, 2006 as compared to the corresponding period ended in 2005. On a consolidated basis, our other income increased 93%, or Ps.39 million, during the nine months ended September 30, 2006 as compared to the corresponding period ended in 2005. This increase is principally due to foreign exchange differences arising from our long position in U.S. dollars and the higher volume of foreign exchange trading and income from leasing activity.
Financial expenses
     On a stand-alone basis, our financial expenses increased 10%, or Ps.22 million, during the nine months ended September 30, 2006 as compared to the corresponding period ended in 2005. The composition of financial expenses changed substantially, due to a sharp increase in interest rates and a decrease in indexation by CER. On a consolidated basis, our financial expenses increased 18%, or Ps.41 million, during the nine months ended September 30, 2006 as compared to the corresponding period ended in 2005. The components of our financial expenses during the nine-month periods ended September 30, 2006 and 2005 were as follows:

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated
			(including Banco
			del Tucumán and
		Banco Macro	Nuevo Banco
	Consolidated	stand-alone	Bisel)
	(in thousands of pesos) (unaudited)
Interest on checking accounts	1,964	4,456	4,815
Interest on savings accounts	3,080	4,429	4,709
Interest on certificates of deposit	73,017	145,246	155,758
Interest on financing from the financial sector	593	512	512
Interest on other liabilities from financial intermediation (1)	11,088	10,983	11,008
Other interest (2)	9,562	9,491	10,322
Net loss from options	659	0	0
Indexation by CER (3)	92,837	39,042	42,272
Other (4)	34,718	35,659	39,288

Total financial expenses	227,518	249,818	268,684

(1)	Includes lines of credit from other banks, repurchase agreements and liquidity assistance from the Central Bank.

(2)	Includes subordinated corporate bonds issued by us.

(3)	Includes CER accrued for all the liabilities subject to adjustment by CER.

(4)	Includes deposits in the form of government securities and CEDROs.
     On a stand-alone basis, interest on deposits increased 97%, or Ps.76 million, as compared to the corresponding period of 2005 and on a consolidated basis, increased 112%, or Ps.87 million. The increase was primarily as a result of two factors: (1) interest rates on certificates of deposit that increased from 5% as of September 30, 2005 to above 8% as of September 30, 2006, in line with the increase in interest rates in the financial system as a whole in accordance with the monetary policy of the Central Bank and (2) increasing of deposits, which grew 51% on a consolidated basis from 2005 to 2006.
     On a stand-alone basis, indexation by CER decreased 58%, or Ps.54 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005, mainly as a result of the decrease in our of deposits adjusted by CER, which fell 74% as compared to the level as of September 30, 2005. On a consolidated basis, indexation by CER decreased 54%, or Ps.51 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005.
Provision for loan losses
     On a stand-alone basis, provisions for loan losses decreased 33%, or Ps.19 million, for the nine months ended September 30, 2006 as compared to the corresponding period in 2005. The ongoing growth of the economy and the improvements of debtor profiles resulted in us adopting lower provisions. On a consolidated basis, provisions for loan losses decreased 26%, or Ps.15 million, for the nine months ended September 30, 2006 as compared to the corresponding period in 2005.

Service charge income
     The following table provides a breakdown of our service charge income by category for the nine months ended September 30, 2006 and 2005:

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated
			(including Banco
			del Tucumán and
		Banco Macro	Nuevo Banco
	Consolidated	stand-alone	Bisel)
	(in thousands of pesos) (unaudited)
Related to lending transactions	13,660	20,745	21,689
Related to deposits	144,101	180,499	201,922
Other fees	9,572	15,280	15,618
Other (1)	50,299	66,778	70,702

Total service charge income	217,632	283,302	309,931

(1)	Primarily credit card and debit card fees.
     On a stand-alone basis, service charge income increased 30%, or Ps.66 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005, mainly due to an increase in the volume of our operations.
     On a consolidated basis, service charge income increased 42%, or Ps.92 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005. The main drivers of the increase were a 40% increase in commissions related to deposits, a 63% increase in other fees, a 38% increase in debit and credit card fees and a 59% increase in other credit-related fees.
Service charge expenses

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated
			(including Banco
			del Tucumán and
		Banco Macro	Nuevo Banco
	Consolidated	stand-alone	Bisel)
	(in thousands of pesos) (unaudited)
Fees	22,064	30,768	32,369
Other	20,312	30,393	32,804

Total service charge expenses	42,376	61,161	65,173

     On a stand-alone basis, service charge expenses increased 44%, or Ps.19 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005, also due to an increase in the volume of our operations. On a consolidated basis, expenses increased 54% or Ps.23 million. The primary component of service charge expense is credit and debit card processing fees (which increased 48%) and other service fees (which increased 62%). Commissions accounted for 80% and 79% of our service charge expenses for the periods ended September 30, 2006 and 2005, respectively, while taxes accounted for the remainder.

Administrative expenses

	Nine Months Ended September 30,
	2005	2006	2006
			Consolidated
			(including Banco
			del Tucumán and
		Banco Macro	Nuevo Banco
	Consolidated	stand-alone	Bisel)
	(in thousands of pesos) (unaudited)
Personnel expenses	179,528	234,535	264,380
Directors’ and statutory auditors’ fees	12,249	10,754	11,320
Other professional fees	16,961	27,468	28,151
Advertising and publicity	14,054	20,786	21,924
Taxes	4,598	4,589	5,813
Other administrative expenses (1)	77,116	88,531	97,791
Other	10,606	12,403	12,945

Total administrative expenses	315,112	399,066	442,324

(1)	Depreciation, amortization and other general expenses.
     On a consolidated basis, our administrative expenses increased 40%, or Ps.127 million, during the nine months ended September 30, 2006 as compared to the corresponding period in 2005 and this increase primarily reflects our increased personnel expenses. The 47% increase in personnel expenses is attributed to salary adjustments and the increase in the number of employees as a result of the recent integration of Banco Empresario de Tucumán, Banco del Tucumán, and Nuevo Banco Bisel. Our other administrative expenses increased 27% mainly due to the increased number of branches associated with the integration of Banco Empresario de Tucumán, Banco del Tucumán and Nuevo Banco Bisel.
Net other income
     On a consolidated basis, our net other income decreased 52%, or Ps.47 million, as a result of two main factors: a decrease in other income of Ps.17 million ( during the nine months ended September 30, 2005, we had a Ps.20 million non-recurring gain by Nuevo Banco Suquía relating to the reversal of a provision of a loan to the city of Córdoba) and an increase in other expenses of Ps.30 million (during the nine months ended September 30, 2006, we had a non-recurring loss of Ps.13 million related to our offering of ADSs).
Income tax
     During the nine months ended September 30, 2006, we accrued income tax of Ps.47 million, compared to the Ps.11 million recorded as of September 30, 2005, an increase of 307%. Based on Decree (1,035/06) dated August 14, 2006, which stated that pesification and CER-adjustments on guaranteed loans should be treated on an accrual basis, and considering that during the prior year the computable net operating loss was used, the Bank and its subsidiaries included a higher income tax provision in the third quarter of 2006.

DESCRIPTION OF THE NOTES
     The following is a description of the terms and conditions of the Notes and the indenture relating to the Notes. This description supplements, and should be read in conjunction with, the general description of the terms and conditions of notes described in the Offering Circular. The terms and conditions of the Notes differ from the general description of the terms and conditions of notes described in the Offering Circular. To the extent that this description is not consistent with the Offering Circular, this description will be deemed to supersede the Offering Circular with respect to the Notes.
General
     We will issue the Notes under an Indenture to be entered into, on or about December 18, 2006, by and among us, HSBC Bank USA, National Association, as Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent, and HSBC Bank Argentina S.A., as Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina, as supplemented by the First Supplemental Indenture thereto, to be dated on or about December 18, 2006, establishing the terms of the Notes, which we refer to collectively as the “Indenture.” Capitalized terms not otherwise defined herein will have the meanings given to them in the Indenture. This description of the terms and conditions of the Notes and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Notes and the Indenture, including the definition of certain terms. The Indenture will not be qualified under the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), except upon effectiveness of any registration statement or shelf registration statement. However, by its terms, the Indenture will incorporate by reference certain provisions of the Trust Indenture Act and, upon consummation of an exchange offer or effectiveness of a shelf registration statement, if any, the Indenture will be governed by, and subject to, the Trust Indenture Act. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of Notes. You may obtain a copy of the Indenture by contacting the Trustee and, for so long as the Notes are listed on the Luxembourg Stock Exchange and admitted for trading on the EuroMTF, at the office of the Luxembourg Paying Agent.
     The Notes will initially be issued in an aggregate principal amount of US$ 150,000,000 and will mature on December 18, 2036 (subject to adjustment if such date is not a Business Day (as defined below)) (the “Stated Maturity”), unless earlier redeemed. If so permitted by Argentine banking regulations and provided the eligibility of the Notes to be computed as part of our Tier 1 capital status is not affected thereby, we may from time to time, without the consent of the existing holders, create and issue additional notes having the same terms and conditions as the Notes in all respects, except for the issue date, issue price and, if applicable, the date from which interest will accrue or first be paid. Such additional notes will be consolidated with and will form a single series with the Notes.
     The Notes will initially be issued in the form of one or more fully registered Restricted Global Notes and Regulation S Global Notes. The Notes will be issued only in minimum denominations of US$100,000 and integral multiples of US$1,000 in excess thereof. For more information about the form of the Notes and their clearance and settlement, see “Description of the Notes—Form and Denomination” and “Clearing and Settlement” in the Offering Circular.
     Payment of principal and interest on the Notes will be made as described in “Description of the Notes—Payment of Principal and Interest” in the Offering Circular subject to the limitation on interest described in “ — Limitation on Interest” below. For so long as the Notes are listed on the Luxembourg Stock Exchange and admitted for trading on the EuroMTF, we will also maintain a Paying Agent and Transfer Agent in Luxembourg. We have initially appointed Dexia Banque Internationale, a Luxembourg sociète anonyme, as Luxembourg Paying Agent and Transfer Agent.
Interest
Fixed Rate Period
     The Notes will accrue interest from and including December 18, 2006 (the “Issue Date”) to but excluding December 18, 2016, which we refer to as the “Fixed Rate Period,” at an annual rate of 9.75%. During the Fixed Rate Period, interest will be payable semi-annually in arrears on June 18 and December 18 of each year (each a “Fixed Interest Payment Date”), commencing June 18, 2007. Notwithstanding the preceding sentences of this paragraph, all payments of interest will be subject to the limitation on interest described in “—Limitation on Interest” below.
Floating Rate Period

     The Notes will accrue interest from and including December 18, 2016 to but excluding the Stated Maturity, which we refer to as the “Floating Rate Period,” at an annual rate equal to the Six-Month LIBOR Rate (as defined below) for the related interest period plus 7.11%. During the Floating Rate Period, interest will be payable semi-annually in arrears on June 18 and December 18 of each year (each a “Floating Interest Payment Date,” and together with the Fixed Interest Payment Dates, the “Interest Payment Dates”), commencing June 18, 2017. Notwithstanding the preceding sentences of this paragraph, all payments of interest will be subject to the limitation on interest described in “—Limitation on Interest” below.
General
     The amount of interest payable during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any Fixed Interest Payment Date is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.
     The amount of interest payable during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any Floating Interest Payment Date is not a Business Day, then such Floating Interest Payment Date will be postponed until the next succeeding day that is a Business Day, unless it would thereby fall in the next succeeding calendar month, in which case such Floating Interest Payment Date will be brought forward to the immediately preceding Business Day, and the amount of interest will be adjusted accordingly.
     The Regular Record Date for each Interest Payment Date will be the date 15 calendar days prior to such Interest Payment Date, whether or not such date will be a Business Day.
     “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City or the City of Buenos Aires.
Determining the Floating Rate
     The Calculation Agent will calculate the interest rate with respect to each interest period during the Floating Rate Period and the amount of interest payable on the related Floating Interest Payment Date. The interest rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive. HSBC Bank USA, National Association will initially act as Calculation Agent.
     The “Six-Month LIBOR Rate” means, for each interest period during the Floating Rate Period, the interest rate per annum shown on Telerate Page 3750 at or about 11:00 a.m., London time, on the second London Banking Day (the “Interest Determination Date”) preceding the first day of the interest period (the “Interest Reset Date”) for deposits in U.S. dollars with a maturity of six months and commencing on the Interest Reset Date. If such rate does not appear on Telerate Page 3750, the Six-Month LIBOR Rate will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the Interest Determination Date, at which U.S. dollar deposits with a maturity of six months in an amount determined by the Calculation Agent as representative of a single transaction in the relevant market and at the relevant time are offered by four major banks in the London interbank market selected by the Calculation Agent (“Reference Banks”) to prime banks in the London interbank market for a six month period commencing on the Interest Reset Date. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided as requested, the Six-Month LIBOR Rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the Six-Month LIBOR Rate will be the interest rate per annum equal to the average of the rates per annum quoted by three major banks in New York City selected by the Calculation Agent, at or about 11:00 a.m., New York City time, on the Interest Determination Date, for loans in U.S. dollars to leading European banks in amounts that are representative of a single transaction in the relevant market and at the relevant time with a maturity of six months commencing on the Interest Reset Date. If fewer than three New York City banks selected by the Calculation Agent are quoting rates, the Six-Month LIBOR Rate for the applicable interest period will be the same as for the immediately preceding interest period, provided that, if there is no previous interest period for which the Six-Month LIBOR Rate has been determined, the interest rate with respect to the relevant interest period will be 12.36% per annum.
     “London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     “Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page).
Additional Amounts
     All payments of principal, premium or interest by us in respect of the Notes will be made without deduction or withholding for or on account of any present or future taxes, penalties, fines, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Argentina, or any political subdivision thereof or any authority therein having power to tax (“Argentine Taxes”), unless we are compelled by law to deduct or withhold such Argentine Taxes.
     In any such event, we will pay such additional amounts (“Additional Amounts”) in respect of Argentine Taxes as may be necessary to ensure that the amounts received by holders of the Notes after such withholding or deduction will equal the respective amounts that would have been receivable in respect of such Notes in the absence of such withholding or deduction, except that no such Additional Amounts will be payable:
(i)	to or on behalf of a holder or beneficial owner of a Note that is liable for Argentine Taxes in respect of such Note by reason of having a present or former connection with Argentina other than merely the holding or owning of such Note or the enforcement of rights with respect to such Note or the receipt of income or any payments in respect thereof;

(ii)	to or on behalf of a holder or beneficial owner of a Note in respect of Argentine Taxes that would not have been imposed but for the failure of the holder or beneficial owner of such Note to comply with any certification, identification, information, documentation or other reporting requirement (within 30 calendar days following a written request from us to the holder for compliance) if such compliance is required by applicable law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Argentine Taxes;

(iii)	to or on behalf of a holder or beneficial owner of a Note in respect of any estate, inheritance, gift, sales, transfer, personal assets or similar tax, assessment or other governmental charge;

(iv)	to or on behalf of a holder or beneficial owner of a Note in respect of Argentine Taxes payable otherwise than by withholding from payment of principal of, premium, if any, or interest on the Notes;

(v)	to or on behalf of a holder or beneficial owner of a Note in respect of Argentine Taxes that would not have been imposed but for the fact that the holder presented such Note for payment (where presentation is required) more than 30 days after the later of (x) the date on which such payment became due and (y) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect will have been given to the holders by the Trustee; or

(vi)	any combination of items (i) to (v) above;
nor will Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest on, the Notes to any holder or beneficial owner of a Note who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Argentina to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of such Note.
     All references in this Pricing Supplement to principal, premium or interest payable hereunder will be deemed to include references to any Additional Amounts payable with respect to such principal, premium or interest. We will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of any amounts deducted or withheld promptly upon our payment thereof, and copies of such documentation will be made available by the Trustee to holders upon written request to the Trustee.

     We will pay promptly when due any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to in the Indenture or the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside Argentina except those resulting from, or required to be paid in connection with, the enforcement of the Notes after the occurrence and during the continuance of any Event of Default (as defined below).
Limitation on Interest
     No interest on the Notes will be due and payable on an Interest Payment Date in the event that:
(i)	the payment of such interest, together with any other payments or distributions (other than payments in respect of redemptions or repurchases) on or in respect of our Parity Obligations (as defined below) (including the Notes) previously made or scheduled to be made during the Distribution Period in which such Interest Payment Date falls, would exceed our Distributable Amounts for such Distribution Period; or

(ii)	even if such payment of interest could be made under clause (i) above, we would be prevented from paying interest on the Notes on such Interest Payment Date as a result of (X) a general prohibition by the Central Bank on paying interest or making other payments or distributions on or in respect of our Parity Obligations (including the Notes) or (Y) as provided in Communications “A” 4589 and “A” 4591 of the Central Bank or any successor regulations thereto, (a) we are subject to a liquidation procedure or the mandatory transfer of our assets by the Central Bank in accordance with Sections 34 or 35 bis of the Financial Institutions Law or successors thereto; (b) we are receiving financial assistance from the Central Bank (except liquidity assistance under the pesification rules pursuant to Decree No. 739/2003); (c) we are not in compliance with or have failed to comply on a timely basis with our reporting obligations to the Central Bank; or (d) we are not in compliance with minimum capital requirements (both on an individual and consolidated basis) or with minimum cash reserves (on average).
     “Distributable Amounts” for a Distribution Period means the aggregate amount, as set out in our audited financial statements for our fiscal year immediately preceding the beginning of such Distribution Period, prepared in accordance with Central Bank Rules and approved by our shareholders, of our unappropriated retained earnings minus: (i) required legal and statutory reserves; (ii) asset valuation adjustments as determined and notified by the Superintendency of Financial Institutions, whether or not agreed to by us, and the asset valuation adjustments indicated by our external auditor, in each case to the extent not recorded in such financial statements; and (iii) any amounts resulting from loan loss or other asset valuation allowances permitted by the Superintendency of Financial Institutions including adjustments arising from the failure to put into effect an agreed upon compliance plan. For the avoidance of doubt, the calculation of Distributable Amounts in respect of a particular Distribution Period shall be made prior to the appropriation or allocation of any amounts to any voluntary or contingent reserves and any dividends or distributions on any Junior Obligations or Parity Obligations during such Distribution Period.
     “Distribution Period” means, with respect to an Interest Payment Date, the period from and including the date of our annual ordinary shareholders’ meeting immediately preceding such Interest Payment Date to but excluding the date of our annual ordinary shareholders’ meeting immediately following such Interest Payment Date.
     In the event that we will not pay interest on the Notes in full as a result of the limitation described above, we will, promptly after our knowledge thereof and in any case no later than five Business Days prior to the relevant Interest Payment Date, notify the holders of the Notes and deliver an officers’ certificate to the Trustee to that effect.
     Interest payments are non-cumulative such that if an interest payment is not made in full as a result of the limitation described above, the unpaid interest will not accrue or be due and payable at any time and, accordingly, holders of the Notes will not have any claim therefor, whether or not interest is paid in respect of any other interest period.
     For a description of Argentine banking regulations in effect on the date hereof regarding the payment of interest or other distributions on or in respect of Tier 1 capital debt securities, see “Description of Argentine Tier 1 Capital Regulations” in this Pricing Supplement.
Limitation on Restricted Payments

     The Indenture will provide that, in the event that interest is not paid in full when scheduled on any Interest Payment Date, we will not, and will not permit any of our Subsidiaries to, make a Restricted Payment until we have resumed interest payments on the Notes in full, and, in the case of clauses (i) through (iv) of the next paragraph, until such payments have been made for consecutive interest periods totaling a period of 12 months.
     Each of the following will constitute a “Restricted Payment”:
(i)	we declare, pay or distribute a dividend or make a payment on, or in respect of, any of our Junior Obligations (as defined below), other than dividends or payments in the form of our other Junior Obligations;

(ii)	any of our Subsidiaries declares, pays or distributes a dividend or makes a payment on, or in respect of, any of its Capital Stock, other than dividends or payments payable to us or, if not a Wholly-Owned Subsidiary, on a pro rata basis to minority holders of its common shares;

(iii)	we or any of our Subsidiaries redeem, purchase or otherwise acquire for any consideration any of our Junior Obligations, other than by conversion into or in exchange for our other Junior Obligations;

(iv)	any of our Subsidiaries redeems, purchases or otherwise acquires for any consideration any of its Capital Stock not held by us;

(v)	we declare, pay or distribute a dividend or make a payment on, or in respect of, any of our Parity Obligations, other than dividends or payments in the form of our Junior Obligations; or

(vi)	we or any of our Subsidiaries redeem, purchase or otherwise acquire for any consideration any of our Parity Obligations, other than by conversion into or in exchange for our Junior Obligations or pursuant to a mandatory redemption.
     “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the Capital Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.
     “Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person all of the Capital Stock of which (other than directors’ qualifying shares) is owned by such Person or another Wholly-owned Subsidiary of such Person.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations, warrants, options, rights or other equivalents of or interests in (however designated and whether voting or non-voting) corporate stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation), in each case whether now outstanding or hereafter issued, including any preferred stock.
     “Person” means any individual, corporation (including a business trust), limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or government or any agency or political subdivision thereof.
     In the event of a breach of our covenant not to make a Restricted Payment, a holder of Notes would not be entitled to accelerate the Notes and would only be entitled to rights and remedies provided under the laws of Argentina or the State of New York.
Subordination
     The Notes will constitute our direct, unsecured and subordinated obligations. In the event of our bankruptcy, the Notes will rank junior to all of our Senior Obligations; pari passu with our Parity Obligations; and senior to our Junior Obligations.
     “Senior Obligations” means (i) all claims of our unsubordinated creditors; and (ii) all claims of our subordinated creditors other than in respect of Parity Obligations and Junior Obligations.

     “Parity Obligations” means (i) all claims in respect of our obligations, or our guarantees of liabilities, that are eligible to be computed as part of our Tier 1 capital under Argentine banking regulations (without taking into account any limitation placed on the amount of such capital); and (ii) all claims in respect of any of our other obligations (including guarantees) that rank, or are expressed to rank, pari passu with the Notes.
     “Junior Obligations” means all classes of our capital stock, including preferred shares.
     The Indenture provides that, in the event of our bankruptcy, unless all holders of our Senior Obligations have been paid in full, no payment or other distribution may be made in respect of the Notes. If the Trustee under the Indenture or any holders of the Notes receive any payment or distribution that is prohibited under these subordination provisions, then the Trustee or the holders will have to repay that money to, or hold that money in trust for the benefit of, holders of our Senior Obligations.
     For a description of Argentine banking regulations regarding Tier I capital debt securities, see “Description of Argentine Tier 1 Capital Regulations” in this Pricing Supplement.
Final Redemption
     On the Stated Maturity, we will redeem the Notes that have not been previously redeemed or repurchased and canceled at a redemption price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the Stated Maturity and any Additional Amounts thereon.
Early Redemption
General
     Pursuant to Argentine banking regulations in effect on the date hereof, in order to redeem the Notes prior to the Stated Maturity, we are required to redeem the Notes only out of proceeds raised through the issuance of Junior Obligations or Parity Obligations that are eligible to be computed as part of our Tier 1 capital under Argentine banking regulations prior to or simultaneously with such redemption of the Notes. The obligation to issue Junior Obligations or Parity Obligation described in the preceding sentence is for information purposes only and does not grant any rights to the Trustee or the holders of the Notes.
Optional Redemption
     With the prior approval of the Superintendency of Financial Institutions (if then required), we may at our option redeem the Notes for cash in whole, but not in part, on December 18, 2016 (the “First Call Date”) or on any Interest Payment Date occurring thereafter, at a redemption price equal to (i) 100% of the aggregate principal amount of the Notes, plus (ii) accrued and unpaid interest to but excluding the redemption date and Additional Amounts, if any, thereon (without taking account of any limitation on interest described in “—Limitation on Interest” above) (the “Base Redemption Price”).
Redemption upon Withholding Tax Event
     With the prior approval of the Superintendency of Financial Institutions (if then required), we may at our option redeem the Notes for cash in whole, but not in part, at (i) any time on or after December 18, 2011 but prior to the First Call Date or (ii) any time prior to December 18, 2011 if permitted by applicable Argentine banking regulations, in each case following the occurrence of a Withholding Tax Event, at a redemption price equal to the Base Redemption Price.
     We will be required, prior to exercising our redemption option upon the occurrence of a Withholding Tax Event, to deliver to the Trustee a certificate signed by a duly authorized officer together with a written legal opinion of a recognized Argentine counsel experienced in such matters, in a form satisfactory to the Trustee, confirming that we are entitled to exercise such right of redemption.

     “Withholding Tax Event” means that, as a result of any change in, or amendment to, the laws (or any regulations or rulings issued thereunder) of Argentina or any political subdivision of or any taxing authority in Argentina or any change in the application, administration or official interpretation of such laws, regulations or rulings, including, without limitation, the holding of a court of competent jurisdiction, we have or will become obligated to pay Additional Amounts on or in respect of the Notes, which change or amendment becomes effective on or after the Issue Date of the Notes, and we determine in good faith that such obligation cannot be avoided by our taking reasonable measures available to us.
     To the extent that the description above of our option to redeem the Notes upon the occurrence of a Withholding Tax Event is not consistent with the description set forth in “Description of the Notes—Redemption and Repurchase—Redemption for Taxation Reasons” in the Offering Circular, the description above will supersede the Offering Circular.
Redemption upon Tax Event or Regulatory Event
     With the prior approval of the Superintendency of Financial Institutions (if then required), we may at our option redeem the Notes for cash in whole, but not in part, at (i) any time on or after December 18, 2011 but prior to the First Call Date or (ii) any time prior to December 18, 2011 if permitted by applicable Argentine banking regulations, in each case following the occurrence of a Tax Event or a Regulatory Event, at a redemption price equal to the greater of the Base Redemption Price and the Make-Whole Redemption Price.
     We will be required, prior to exercising our redemption option upon the occurrence of a Tax Event or Regulatory Event, to deliver to the Trustee a certificate signed by a duly authorized officer together with a written legal opinion of a recognized Argentine counsel experienced in such matters, in a form satisfactory to the Trustee, confirming that we are entitled to exercise such right of redemption.
     “Tax Event” means that, as a result of any change in, or amendment to, the laws (or any regulations or rulings issued thereunder) of Argentina or any political subdivision of or any taxing authority in Argentina or any change in the application, administration or official interpretation of such laws, regulations or rulings, including, without limitation, the holding of a court of competent jurisdiction, which change or amendment becomes effective on or after the Issue Date of the Notes, any direct or indirect material tax benefit available to us in respect of any bonds or notes comprising our Senior Obligations is not also available in respect of the Notes.
     “Regulatory Event” means that, as a result of any change in, or amendment to, the laws (or any regulations or rulings issued thereunder) of Argentina or any political subdivision of or any regulatory authority in Argentina or any change in the application, administration or official interpretation of such laws, regulations or rulings, including, without limitation, the holding of a court of competent jurisdiction, which change or amendment becomes effective on or after the Issue Date of the Notes, we will no longer be entitled to treat the Notes as Tier 1 capital pursuant to Argentine banking regulations.
     “Make-Whole Redemption Price” means the sum of the present values of each remaining scheduled payment of principal and interest on the Notes to the First Call Date (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50%, plus accrued and unpaid interest to but excluding the redemption date and Additional Amounts, if any, thereon (without taking account of any limitation on interest described in “—Limitation on Interest” above).
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to the First Call Date.
     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.
     “Comparable Treasury Price” means, with respect to any redemption date (i) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Reference Treasury Dealer” means UBS Securities LLC, Credit Suisse Securities (USA) LLC or their respective affiliates which are primary United States government securities dealers and two other primary United States government securities dealers in New York City reasonably designated by us; provided that, if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such redemption date.
Notice of Redemption
     In the event that we exercise our option to redeem the Notes prior to the Stated Maturity, we will give notice to holders of the Notes in accordance with the provisions governing the giving of notices as set forth in “Description of Notes—Notices” in the Offering Circular (which notice will be irrevocable), and to the Trustee, the Superintendency of Financial Institutions, the CNV, the Buenos Aires Stock Exchange and, so long as the Notes are listed on the Luxembourg Stock Exchange and admitted for trading on the EuroMTF, the Luxembourg Stock Exchange, not more than 60 nor less than 30 days prior to the date fixed for redemption.
Repurchase of Notes
     If so permitted by Argentine banking regulations then in effect, and with the prior approval of the Superintendency of Financial Institutions (if then required), we, or any of our Subsidiaries, may at any time purchase or otherwise acquire any Notes in the open market or otherwise in any manner and at any price provided that such Notes are promptly delivered to the Trustee for cancellation. Upon cancellation, such Notes will no longer be considered part of our Tier 1 capital.
     To the extent that the description above of our right to repurchase Notes is not consistent with the description of set forth in “Description of the Notes—Redemption and Repurchase—Repurchase of Notes” in the Offering Circular, the description above will supersede the Offering Circular.
Covenants
     For a description of our covenants under the Indenture, see “Description of the Notes—Covenants” in the Offering Circular. The provisions described in “Description of the Notes—Covenants—Ranking” and “—Negative Pledge” in the Offering Circular will not apply to the Notes. Our payment obligations described in “Description of the Notes—Covenants—Payment of Principal and Interest” in the Offering Circular will, with respect to the Notes, be subject to the limitation on interest described in “—Limitation on Interest” above.
Mergers, Consolidations, Sales, Leases
     For a description of the limitation on mergers, consolidations, sales and leases under the Indenture, see “Description of the Notes—Mergers, Consolidations, Sales, Leases” in the Offering Circular.
Events of Default
     The Indenture provides that certain events involving our bankruptcy will constitute “Events of Default” with respect to the Notes. Upon the occurrence any such event involving our bankruptcy, the payment of the principal and accrued interest on the Notes will automatically, without any declaration or other act on the part of the Trustee or any holder of the Notes, become immediately due and payable.
     There is no right of acceleration of the payment of principal and accrued interest on the Notes due to our failure to comply with any covenant with respect to the Notes, including failure to pay any principal, premium or interest (or Additional Amounts, if any) on the Notes when it becomes due and payable. Notwithstanding the foregoing or any other provision in the Notes and the

Indenture (subject to the limitation on interest described in “—Limitation on Interest” above), in the event of our failure to pay any principal, premium or interest (or Additional Amounts, if any) on a Note when it becomes due and payable, the holder of such Note will have the right to institute a suit, including a summary proceeding (acción ejecutiva individual) pursuant to Article 29 of the Negotiable Obligations Law, for the enforcement of any such payment.
     The preceding description of “Events of Defaults” and acceleration rights with respect thereto will supersede the description in “Description of the Notes—Events of Default” in the Offering Circular.

Defeasance
     The provisions relating to legal defeasance or covenant defeasance described in “Description of the Notes—Defeasance” in the Offering Circular will not apply to the Notes.
Meetings, Modification and Waiver
     We and the Trustee may, without the vote or consent of any holder of Notes, modify or amend the Indenture or the Notes for the purpose of making any modification which is of a minor or technical nature or correcting or supplementing any ambiguous, inconsistent or defective provision contained in the Indenture or in the Notes, provided that any such modification, correction or supplement will not adversely affect the interests of the holders of the Notes.
     Subject to the prior approval of the Superintendency of Financial Institutions and the CNV, if then required, we and the Trustee may, without the vote or consent of any holder of Notes, modify or amend the Indenture or the Notes for the purpose of:
•	adding to our covenants such further covenants, restrictions, conditions or provisions as are for the benefit of the holders of such notes;

•	surrendering any right or power conferred upon us;

•	evidencing the succession of another person to us and the assumption by any such successor of our covenants and obligations in the Notes and in the Indenture pursuant to any merger, consolidation or sale of assets;

•	establishing the form or terms of any new series of notes as permitted under the Indenture;

•	complying with any requirement of the CNV in order to effect and maintain the qualification of the Indenture;

•	complying with any requirements of the SEC in order to qualify the Indenture under the Trust Indenture Act; and

•	making any other modification, or granting any waiver or authorization of any breach or proposed breach, of any of the terms and conditions of such notes or any other provisions of the Indenture in any manner which does not adversely affect the interest of the holders of the notes of such series in any material respect.
     Modifications to and amendments of the Indenture and the Notes may be made, and future compliance or past default by us may be waived, by us and the Trustee by the adoption of a resolution at a meeting of holders of Notes as described in “Description of Notes—Meetings, Modification and Waiver” in the Offering Circular, but no such modification or amendment and no such waiver may, without the unanimous consent of the holders of all Notes adversely affected thereby and the prior approval of the Superintendency of Financial Institutions and the CNV, if then required, (i) extend the due date for the payment of principal of, premium, if any, or any installment of interest on any such Note, (ii) reduce the principal amount of, the portion of such principal amount which is payable upon acceleration of the maturity of, the rate of interest on or the premium payable upon redemption of any such Note, (iii) reduce our obligation to pay Additional Amounts on any such Note, (iv) shorten the period during which we are not permitted to redeem any such Note, or permit us to redeem any such Note if, prior to such action, we are not permitted to do so, (v) amend the circumstances under which the Notes may be redeemed, (vi) change the Specified Currency in which or the required places at which any such Note or the premium or interest thereon is payable, (vii) modify the subordination provisions relating to any such Note in a manner adverse to the holders thereof, (viii) reduce the percentage of the aggregate principal amount of such Notes necessary to modify, amend or supplement the Indenture or such Notes, or for waiver of compliance with certain provisions thereof or for waiver of certain defaults, (ix) reduce the percentage of aggregate principal amount of outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of holders of such Notes at which a resolution is adopted, or (x) modify any provisions of the Indenture relating to meetings of holders of such Notes, modifications or waivers as described above, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note adversely affected thereby.
     For information on the meetings of holders of Notes, see “Description of the Notes—Meetings, Modification and Waiver” in the Offering Circular.

Additional Terms of the Notes
     The Indenture and the Notes will be governed by, and will be construed in accordance with, the law of the State of New York; provided, however, that all matters relating to the due authorization, execution, issuance and delivery of the Notes by us, and matters relating to the legal requirements necessary in order for the Notes to qualify as non-convertible obligaciones negociables under Argentine law, will be governed by the Negotiable Obligations Law together with the Argentine Business Companies Law No. 19,550, as amended and other applicable Argentine laws and regulations; and provided, further, that the subordination provisions of the Indenture and the Notes will be governed by applicable Argentine laws and regulations.
     For information on certain additional terms of the Notes, see “Description of the Notes—Repayment of Monies; Prescription,” “—Notices,” “—Judgment Currency Indemnity,” “—Governing Law, Judgments, Jurisdiction, Service of Process, Waiver of Immunities,” “—Trustee” and “—Paying Agents; Transfer Agents; Registrars” in the Offering Circular.

REGISTRATION RIGHTS
     Pursuant to a Registration Rights Agreement to be entered into among us and the dealers (the “Registration Rights Agreement”), we will agree to file with the SEC and use our reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the Notes for an issue of SEC-registered Notes (the “Exchange Notes”) with identical terms (but without transfer restrictions and certain other terms concerning liquidated damages, as described below). Upon the registration statement becoming effective, we will offer to holders of such Notes who are able to make certain representations the opportunity to exchange their Notes for an equal principal amount of Exchange Notes. The following summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement, a copy of which will be made available to prospective purchasers of the Notes upon request to us.
     The Registration Rights Agreement will provide that: (i) unless the exchange offer would not be permitted by applicable law or the SEC, we will (a) file an exchange offer registration statement with the SEC within 255 days after the Issue Date, (b) use our reasonable best efforts to have the exchange offer registration statement declared effective by the SEC within 315 days after the Issue Date, and (c) use our reasonable best efforts to commence promptly such exchange offer after such declaration of effectiveness and to issue, within 350 days after the Issue Date, Exchange Notes in exchange for all Notes tendered prior to the expiration of such exchange offer, and (ii) if obligated to file a shelf registration statement, we will file the shelf registration statement prior to the later of 350 days after the Issue Date or 30 days after such filing obligation arises and we will use our reasonable best efforts to have such shelf registration statement declared effective by the SEC on or prior to the 60th day after such filing was required to be made. We will use our reasonable best efforts to keep such shelf registration statement continuously effective, supplemented and amended until the second anniversary of the effective date of the shelf registration statement or such shorter period that will terminate when all the Registrable Notes (as defined below) covered by the shelf registration statement have been sold pursuant thereto or may be sold pursuant to Rule 144(k) under the Securities Act if held by a non-affiliate of us.
     If (i) we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because such exchange offer is not permitted by applicable law or SEC policy, (ii) the exchange offer is not consummated within 350 days after the Issue Date or (iii) any holder of Notes notifies us within a specified time period that (a) due to a change in law or SEC policy it may not resell the Exchange Notes acquired by it in such exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder, (b) it is a dealer and owns Notes acquired directly from us or an affiliate of ours or (c) the holders of a majority in aggregate principal amount of the Notes may not resell the Exchange Notes acquired by them in such exchange offer to the public without restriction under applicable blue sky or state securities laws, then we will (1) file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resales of all Registrable Notes (as defined below) by the holders thereof and (2) use our reasonable best efforts to have the applicable registration statement declared effective by the SEC on or prior to 60 days after such filing was required to be made. For purposes of the foregoing, “Registrable Notes” means each Note until (i) the date on which such Note is exchanged by a person other than a dealer for an Exchange Note in an exchange offer, (ii) following the exchange by a dealer in an exchange offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such dealer on or prior to the date of such sale a copy of a prospectus, (iii) the date on which such Note is effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement, (iv) the date on which such Note is sold to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force, but not Rule 144A), (v) the date on which (A) such Note is otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer is delivered by us in exchange therefor and (B) a subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force or (vi) the date on which such Note ceases to be outstanding.
     The Exchange Notes, if any, will be issued under the Indenture relating to the Notes or an indenture identical in all material respects to that Indenture and which, in either case, has been qualified under the Trust Indenture Act. The Notes and the Exchange Notes shall be deemed to be part of and constitute a single series consisting of the Notes and the Exchange Notes, and, without limiting the generality of the foregoing, shall vote together as one series of Notes.
     Application is expected to be made to list the Exchange Notes, if any, on the Luxembourg Stock Exchange and to have them admitted for trading on the EuroMTF and to list them on the Buenos Aires Stock Exchange. Notice will be given to the CNV and the Buenos Aires Stock Exchange, and will be made in a daily newspaper of general circulation in Luxembourg prior to commencing the exchange offer. You may obtain documents relating to the exchange offer and consummate the exchange at the offices of our paying and transfer agents in Luxembourg and Argentina. The results of the exchange offer, including any increase in the rate, will be provided to the CNV, the Buenos Aires Stock Exchange and the Luxembourg Stock Exchange and published in a daily newspaper of general circulation in Luxembourg.
     Under existing SEC interpretations, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided that any dealer participating in an exchange offer must deliver a prospectus meeting the requirements of the Securities Act upon any resale of Exchange Notes. Subject to certain exceptions, we have agreed, for a period of 90 days after consummation of an exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any such dealer for use in connection with any resale of any Exchange Note acquired in an exchange offer. A dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations.
     Each holder of Notes that wishes to exchange Notes for Exchange Notes in an exchange offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in a distribution of the Exchange Notes and it does not intend to participate in any such distribution and (iii) it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if it is an affiliate, it will comply (at its own expense) with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
     If the holder is a dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.
     If (i) the exchange offer registration statement is not filed on or prior to the 255th day after the Issue Date, (ii) the exchange offer registration statement (or a shelf registration statement in lieu thereof) is not declared effective by the SEC on or prior to the 315th day after the Issue Date, (iii) an exchange offer is not consummated on or prior to the 35th day after the date specified for the effectiveness of the exchange offer registration statement, (iv) a shelf registration statement required to be filed is not filed on or before the date specified above for such filing, (v) a shelf registration statement otherwise required to be filed is not declared effective on or before the date specified above for effectiveness thereof or (vi) a shelf registration statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable (whether due to a stop order or otherwise) in connection with resales of Registrable Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (vi) above, a “Registration Default”), then we will pay predetermined liquidated damages with respect to the Notes to which such Registration Default relates calculated at a rate equal to 0.25% per annum of the outstanding principal amount of such Notes, which rate shall increase by an additional 0.25% per annum for each 90-day period that passes until all such Registration Defaults have been cured up to a maximum amount of 1.00% per annum. The liquidated damages will accrue from and including the date on which any Registration Default occurs to but excluding the date on which such Registration Default has been cured or ceases to exist. We will pay the required liquidated damages on each June 18 and December 18, as applicable, to the holders of record of such Notes on the immediately preceding Regular Record Date.
     The Registration Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF ARGENTINE TIER I CAPITAL REGULATIONS
     The following summary of certain Argentine banking regulations supplements, and should be read in conjunction with “Argentine Banking Regulations” contained in the Offering Circular.
     Argentine financial institutions must comply with guidelines similar to those adopted by the Basle Committee on Banking Regulations and Supervisory Practices, as amended in 1995 (the “Basle Rules”), although in certain aspects Argentine banking regulations require higher ratios than those provided by the Basle Rules.
     The Central Bank requires that financial institutions maintain minimum capital requirements, which are computed as a function of counterparty risk, interest rate risk and market risk of a financial institution’s assets. Additionally, the Central Bank requires that financial institutions maintain basic minimum capital which varies depending on the type of entity and the jurisdiction of incorporation, ranging from Ps.10 million to Ps.25 million in the case of banks, and from Ps.5 million to Ps.10 million in the case of other entities. Notwithstanding the foregoing, for banks that were operating on June 30, 2005 the basic minimum capital requirement cannot exceed Ps.15 million.
     The Central Bank takes into consideration a financial institution’s regulatory capital (Responsabilidad Patrimonial Computable or RPC) in order to determine compliance with capital requirements. RPC consists of Tier 1 capital (Basic Net Worth) and Tier 2 capital (Complementary Net Worth) minus certain deducted items.
     Tier 1 capital consists of capital stock as defined by Argentine Business Companies Law No. 19,550, irrevocable contributions on account of future capital increases, adjustments to shareholders’ equity, disclosed reserves, unappropriated retained earnings, non-realized valuation differences, subordinated debt securities that meet certain conditions and requirements and, subsequent to December 31, 2012, reserve funds of up to 10% of the issuance of the related subordinated debt securities. In the case of consolidation, minority interests are included.
     Tier 2 capital consists of (i) debt securities contractually subordinated to all other liabilities not computable as Tier 1 capital, with an average initial maturity of at least five years and issued under certain conditions and requirements, plus (ii) amounts of reserve funds applied to the payment of interest on subordinated debt securities before December 31, 2012 and as from such date also those amounts which have not been used, provided they exceed certain limits, plus or minus (iii) 100% of net earnings or losses recorded through the most recent audited quarterly financial statements, plus or minus (iv) 100% of net earnings or losses for the current year as of the date of the most recent quarterly financial statement, plus or minus (v) 50% of profits or 100% of losses, from the most recent audited quarterly or annual financial statements, minus (vi) 100% of losses not shown in the financial statements, arising from quantification of any facts and circumstances reported by the auditor and plus (vii) loan loss provisions on the loan portfolio classified as “normal” or “normal performance.”
     Items to be deducted include, among others: (a) demand deposits maintained with foreign financial institutions that are not rated as “investment grade,” (b) negotiable instruments not held by the relevant financial institutions, except where the Central Bank (CRYL), Caja de Valores S.A., Clearstream, Euroclear, Depository Trust Company or Deutsche Bank, New York, are in charge of their registration or custody, (c) securities issued by foreign governments whose risk rating is lower than that assigned to Argentine government securities, (d) subordinated debt instruments issued by other financial institutions, (e) equity interests in other Argentine or foreign financial institutions, (f) any balance unpaid on subscribed stock pending in shareholders’ equity accounts, including share premiums, (g) real property added to the assets of the financial entity and with respect to which there is title deed duly recorded with the pertinent Argentine real property registry, except where such assets shall have been acquired in a court-ordered auction sale, (h) goodwill, (i) organization and development costs, and (j) any deficiency relating to the minimum loan loss provisions required by the Superintendency of Financial Institutions.
Requirements for subordinated debt to be computed as Tier 1 Capital
     In general, debt securities can account for up to 30% of a financial institution Tier 1 capital. This percentage decreases overtime to 15% by January 2013.
     In order for debt securities to be computed as Tier 1 capital, the issuance must be approved by: (i) the shareholders; (ii) the Superintendency of Financial Institutions; (iii) the CNV and (iv) a stock exchange in order for the debt securities to be admitted for listing.

     In addition, debt securities must have certain characteristics. Tier 1 capital must have a maturity of at least thirty years, and they may permit optional redemption by the issuer only if, (i) at least five years have elapsed since issuance, (ii) prior authorization of the Superintendency of Financial Institutions has been obtained, and (iii) funds used for redemption are raised through the issuance of capital stock or other Tier 1 capital debt securities.
     Interest on Tier 1 capital debt securities may only accrue and be payable to the extent the interest does not exceed available distributable amounts based on the prior year’s audited financial statements. Accordingly, interest payments are non-cumulative such that if an interest payment is not made in full as a result of such limitation, the unpaid interest shall not accrue or be due and payable at any time. The available distributable amounts under Tier 1 capital debt instruments for an Argentine financial institution is determined by calculating the amount of its unappropriated retained earnings minus (i) required legal and statutory reserves; (ii) asset valuation adjustments as determined and notified by the Superintendency of Financial Institutions, whether or not agreed to by such financial institution, and the asset valuation adjustments indicated by its external auditor, in each case to the extent not recorded in its respective financial statements; and (iii) any amounts resulting from allowances permitted by the Superintendency of Financial Institutions, including adjustments arising from the failure to put into effect an agreed upon compliance plan.
     In order to make interest payments under Tier 1 capital debt instruments, the shareholders of the financial institution must, at their annual ordinary meeting that considers the allocation of the results available for distribution, approve the creation of a special reserve for such payments. The amount of the reserve may contemplate additional payments as a result of changes in exchange rates (for instruments issued in foreign currencies) or variable rates (in case of instruments with floating rates). The creation of the reserve and any adjustments to the reserve amount must be approved by the Superintendency of Financial Institutions. Ordinary shareholders’ meetings to consider the allocation of results available for distribution must be held within four months of the end of each fiscal year.
     Only one interest rate step-up is permitted during the life of the securities and it may occur only after ten years have elapsed since issuance. Tier 1 capital debt securities may not be accelerated, nor have cross acceleration provisions, except upon bankruptcy.
     In the event of bankruptcy, Tier 1 capital debt securities rank before capital stock but after all senior debt and Tier 2 capital obligations (all Tier 1 capital debt securities rank pari passu amongst themselves). Tier 1 subordinated instruments cannot be secured or guaranteed by the issuer or subsidiaries affecting the above described ranking of priority rights in payments.
     If at any time Tier 1 capital debt securities exceed the established percentage computable as Tier 1 capital, or if it is established that unpaid interest thereon will be cumulative, or when their residual maturity is less than ten years, then thereafter they will be computed as Tier 2 capital.
     Argentine financial institutions cannot acquire Tier 1 capital debt securities issued by other Argentine financial institutions, nor can they purchase for subsequent resale their own Tier 1 capital debt securities.
     In accordance with current Central Bank regulations, financial institutions would not be permitted to pay interest or make other payments on Tier 1 capital debt securities in the event that, as provided in Communications “A” 4589 and “A” 4591 of the Central Bank or any successor regulations thereto, (a) they are subject to a liquidation procedure or the mandatory transfer of our assets by the Central Bank in accordance with Sections 34 or 35 bis of the Financial Institutions Law or successors thereto; (b) they are receiving financial assistance from the Central Bank (except liquidity assistance under the pesification rules pursuant to Decree No. 739/2003); (c) they are not in compliance with or have failed to comply on a timely basis with our reporting obligations to the Central Bank; or (d) they are not in compliance with minimum capital requirements (both on an individual and consolidated basis) or with minimum cash reserves (on average).
New requirements applicable to the distribution of dividends.
     The Central Bank has imposed restrictions to the payment of dividends, substantially limiting the ability of financial institutions to distribute such dividends without its prior consent, which were analyzed on case-by-case basis until November of 2006.
     The Central Bank has eased these restrictions through Communication “A” 4589, as amended by Communication “A” 4591, by providing for a mechanism for the calculation of distributable profits of the financial institutions.
     The Superintendency of Financial Institutions will review the ability of the bank to distribute dividends upon the bank’s requests for its approval. Such request has to be filed within 30 business days prior to the shareholders meeting that will resolve the approval of the annual financial statements. The Superintendency of Financial Institutions will authorize the distribution of dividends when none of the following circumstances are verified during the month preceding the request for the payment of dividends:
(i)	we are subject to a liquidation procedure or the mandatory transfer of assets by the Central Bank in accordance with section 34 or 35 bis of the Financial Institutions Law;

(ii)	we are receiving financial assistance from the Central Bank (except liquidity assistance under the pesification rules pursuant to Decree No. 739/2003);

(iii)	we are not in compliance with or have failed to comply on a timely basis with our reporting obligations to the Central Bank; or

(iv)	we are not in compliance with minimum capital requirements (both on an individual and consolidated basis) or with minimum cash reserves (on average).
     In all cases, as provided in Communications “A” 4589 and “A” 4591 of the Central Bank or any successor regulations thereto.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following discussion is a general summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes. This discussion only applies to Notes that are held as capital assets by “U.S. Holders” (as defined below) who purchase the Notes upon their original issuance at their initial offering price. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to U.S. Holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, tax-exempt entities, dealers and traders in securities or currencies, persons holding the Notes as part of a hedge, straddle or other integrated transaction or persons having a functional currency other than the U.S. dollar. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements of the Internal Revenue Service (the “IRS”), judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.
     As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes. The U.S. federal income tax treatment of a partner in a partnership that holds Notes will depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Notes should consult their tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes by the partnership.
     ANY DISCUSSION OF THE U.S. FEDERAL TAX ISSUES SET FORTH IN THIS PRICING SUPPLEMENT WAS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE TRANSACTIONS DESCRIBED HEREIN. SUCH DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON. EACH INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
     U.S. Federal Income Tax Classification of the Notes
     The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Notes, and no rulings have been sought or are expected to be sought from the IRS. Although the matter is not free from doubt, we intend to take the position that the Notes constitute indebtedness for U.S. federal income tax purposes. Such position will not be binding on the IRS or any court, and there can be no assurance that the IRS or a court will agree with such position. If the IRS were to successfully challenge the classification of the Notes as indebtedness, interest payments on the Notes generally would be treated as dividends for U.S. federal income tax purposes and a number of other consequences may result, as described below under “—Potential Equity Status.”
     We agree, and by acquiring a Note each holder of a Note will agree, to treat the Notes as indebtedness for U.S. federal income tax purposes. The remainder of this discussion, other than the discussion below under “—Potential Equity Status,” assumes the Notes will be respected as indebtedness for U.S. federal income tax purposes.
     Interest Income and Original Issue Discount

     The terms of the Notes include a limitation on interest provision (the “Limitation on Interest Provision”) under which interest is not payable on an Interest Payment Date if certain objective financial conditions are not met or if certain Argentine banking regulations prohibit certain payments. Under applicable Treasury regulations, certain debt instruments that provide for payments of contingent interest are subject to special tax treatment as “contingent payment debt instruments” unless an exception from such treatment applies. Interest in respect of the Notes may be treated as contingent interest for this purpose due to the Limitation on Interest Provision.
     Under applicable Treasury regulations, an exception from treatment as a contingent payment debt instrument is available if, based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument is significantly more likely than not to occur (the “Alternate Payment Schedule Exception”). We have determined, based upon our current financial condition and the advice of our financial advisors, that it is significantly more likely than not that all stated interest on the Notes will be paid, notwithstanding the Limitation on Interest Provision, throughout the fixed interest period of the Notes and that the Notes will be redeemed on the First Call Date. Therefore, we intend to take the position that interest in respect of the Notes is not contingent interest based upon the Alternate Payment Schedule Exception.
     U.S. Holders should be aware that the ability to apply the Alternate Payment Schedule Exception to debt instruments with terms such as the Notes (including the fixed-to-floating interest rate feature) is not clear under current U.S. federal income tax law. Under applicable Treasury regulations, our determination that the Notes are not subject to the contingent payment debt instrument rules is generally binding on U.S. Holders, unless they properly disclose a contrary position, but the IRS nevertheless might assert that the Alternate Payment Schedule Exception is not applicable to the Notes, or alternatively that there is not a single payment schedule for the Notes that is significantly more likely than not to occur. If the IRS were successful in this assertion, then the Notes will be considered contingent payment debt instruments, and the U.S. federal income tax treatment of a U.S. Holder generally would be as described below under “—Potential Contingent Payment Debt Instrument Treatment.”
     As described in the Offering Circular, “qualified stated interest” for U.S. federal income tax purposes generally is interest on a debt instrument that is unconditionally payable in cash or property, other than additional debt instruments of the issuer, at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods and certain variable rates). Under the rules applicable to debt instruments qualifying for the Alternate Payment Schedule Exception, however, none of the interest payable on the Notes should be treated as “qualified stated interest” for U.S. federal income tax purposes because a possible payment schedule for the Notes involves no payment of interest on any particular Interest Payment Date. Accordingly, all stated interest on the Notes (and any additional amounts paid in respect of such interest) should be treated as original issue discount, or “OID,” for U.S. federal income tax purposes. A U.S. Holder will therefore be required to include stated interest on the Notes in gross income as it accrues, as OID, regardless of the U.S. Holder’s regular method of tax accounting, using a constant yield method based on a yield to maturity calculated assuming that the Notes will be redeemed on the First Call Date.
     Specifically, the amount of OID includible in gross income by a U.S. Holder of a Note is the sum of the daily portions of OID with respect to the Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the Note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess, if any, of (a) the product of the Note’s adjusted issue price at the beginning of the accrual period and the Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest, if any, on the Note allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price of the Note at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a Note at the beginning of any accrual period is the issue price of the Note increased by the amount of accrued OID for each prior accrual period and decreased by the amount of any payments previously made on the Note that were not qualified stated interest payments. For this purpose, the “issue price” of the Notes will be the first price at which a substantial amount of Notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.
     If the Limitation on Interest Provision were to result in the nonpayment of interest on an Interest Payment Date, applicable Treasury regulations require that, solely for purposes of the OID rules, the Notes must be treated as retired and reissued as of that date. Accordingly, a new determination would need to be made at that time as to whether the Notes should be treated as contingent payment debt instruments or whether an exception from such treatment should apply. Because these circumstances have not yet occurred, we cannot assure you that, based on all the facts and circumstances as of that date, a single payment schedule for a debt instrument would be significantly more likely than not to occur or that any other exception from treatment as a contingent payment debt instrument would apply. A similar determination would be required at the time that interest on the Notes first becomes payable at a floating rate (i.e., if the Notes are not redeemed on the First Call Date).
     Liquidated Damages
     We may be required to pay liquidated damages to a U.S. Holder in certain circumstances described above under the heading “—Registration Rights.” We believe (and the rest of this discussion assumes) that there is only a remote possibility that we will be obligated to make any such additional payments on the Notes. In the event that such liquidated damages becomes payable, we intend to take the position that the liquidated damages generally are taxable to a U.S. Holder in the same manner as stated interest on the Notes. The IRS, however, might assert that the Notes should be classified as contingent payment debt instruments if we become obligated to pay liquidated damages under the theory that the Notes should be treated as retired and reissued as of that date because the schedule of payments we predicted in connection with the Alternate Payment Schedule Exception did not in fact occur.
     Effect of Argentine Withholding Taxes
     As discussed in “Taxation—Argentine Tax Considerations” in the Offering Circular, payments of interest in respect of the Notes may be subject to Argentine withholding taxes in certain circumstances. If so, as discussed under “Description of the Notes—Additional Amounts,” we may become liable for the payment of additional amounts to U.S. Holders so that U.S. Holders receive the same amounts they would have received had no Argentine withholding taxes been imposed. For U.S. federal income tax purposes, U.S. Holders would be treated as having actually received the amount of Argentine taxes withheld by us (as well as the additional amounts paid by us in respect thereof) with respect to a Note, and as then having actually paid over the withheld taxes to the Argentine taxing authorities. As a result, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment.
     Subject to certain limitations, a U.S. Holder generally will be entitled to a credit against its U.S. federal income tax liability for Argentine income taxes, if any, withheld by us. Alternatively, a U.S. Holder may elect to deduct such Argentine income taxes when computing its U.S. federal taxable income, provided that such U.S. Holder elects to deduct (rather than credit) all foreign income taxes paid or accrued for the taxable year. For purposes of the foreign tax credit limitation, foreign source income is classified in one of several “baskets,” and the credit for foreign taxes on income in any basket is limited to U.S. federal income tax allocable to such income. In taxable years beginning before January 1, 2007, interest and OID generally will constitute foreign source income in the “high withholding tax interest” basket if the Notes are subject to Argentine withholding tax at a rate of 5.0% or higher. If the Notes are not subject to such a withholding tax, or in any case in taxable years beginning after December 31, 2006, interest and OID in respect of the Notes generally will be in the “passive income” basket.
     In certain circumstances, a U.S. Holder may be unable to claim foreign tax credits (and may instead be allowed deductions) for foreign income taxes imposed on a payment of interest if the U.S. Holder has not held the Notes for at least 16 days during the 31 day period beginning on the date that is 15 days before the date on which the right to receive the payment arises. Since a U.S. Holder may be required to include OID on the Notes in its gross income in advance of any withholding of Argentine income taxes from payments attributable to the OID, a U.S. Holder may not be entitled to a credit or deduction for these Argentine income taxes in the year the OID is included in the U.S. Holder’s gross income, and may be limited in its ability to credit or deduct in full the Argentine income taxes in the year those taxes are actually withheld by us. Prospective purchasers should consult their tax advisors concerning the U.S. foreign tax credit implications of the payment of any Argentine income taxes.
     Sale, Exchange, Redemption or Retirement of the Notes
     Assuming that the Notes are not treated as contingent payment debt instruments (as described below), upon the sale, exchange, redemption or retirement of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized (less any accrued but unpaid qualified stated interest not previously included in the U.S. Holder’s income, which will be taxable as ordinary income) on the sale, exchange, redemption or retirement and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s tax basis in the Notes generally will be its initial purchase price, increased by OID previously includible in that U.S. Holder’s gross income to the date of disposition and decreased by payments received on the Notes (other than payments of qualified stated interest). Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Notes have been held for more than one year. Certain U.S. Holders, including individuals, generally are entitled to preferential tax rates for net long-term capital gains. The ability of U.S. Holders to deduct capital losses is limited under the Code.
     Potential Contingent Payment Debt Instrument Treatment
     As mentioned above, there is a possibility that the IRS could contend that the Notes should be subject to Treasury regulations applicable to contingent payment debt instruments. Our determination that the Notes should not be treated as contingent payment debt instruments is not binding on the IRS and there can be no absolute assurance that a court will not ultimately agree with an assertion of the IRS that the Notes should be so treated. There is also a possibility that the Notes could be subject to the contingent payment debt instrument rules in the event that a payment is not made on an Interest Payment Date due to the operation of the Limitation on Interest Provision. If the Notes were treated for U.S. federal income tax purposes as contingent payment debt instruments, applicable Treasury regulations would require a U.S. Holder, regardless of its regular method of tax accounting, (i) to accrue interest income (as OID) over the term of the Notes based upon a “comparable yield” for a debt instrument without any contingent payments but otherwise with terms and conditions comparable to the Notes, and (ii) to periodically adjust its interest income accruals on the Note for differences between the actual contingent payments received in respect of the Notes and the contingent payments reflected on a “projected payment schedule” prepared for or applicable to the Notes. If the IRS is successful in characterizing the Notes as contingent payment debt instruments and interest has been paid on each Interest Payment Date, we expect that the “comparable yield” would be less than the stated interest rate on the Notes. If the Notes are treated as contingent payment debt instruments as a result of the operation of the Limitation on Interest Provision in fact preventing the payment of interest to be made on a specific Interest Payment Date, the “comparable yield” could materially differ from, and may exceed, the stated interest rate on the Notes. In addition, if the Notes are treated as contingent payment debt instruments, any gain upon a sale or other taxable disposition of the Notes generally would be taxable to a U.S. Holder as ordinary interest income (and not as capital gain) and any loss would be ordinary loss to the extent of the interest previously included in gross income by the U.S. Holder with respect to the Notes, and thereafter, capital loss.
     Potential Equity Status
     As mentioned above, it is possible that the IRS could contend that the Notes should be treated as equity rather than debt for U.S. federal income tax purposes. If the IRS is successful in characterizing the Notes as equity, then among other things, payments of interest on the Notes generally would be treated as dividends, rather than interest income or OID, for U.S. federal income tax purposes. Such payments generally would be includible in the gross income of a U.S. Holder as ordinary income on the day on which the payments are received by the U.S. Holder and these dividends would not be eligible for the dividends received deduction allowed to corporations. Under current law, “qualified dividend income” received by certain non-corporate U.S. Holders on equity interests in certain foreign corporations may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. Currently, we do not believe that payments made on the Notes, even if treated as dividends for U.S. federal income tax purposes, would constitute “qualified dividend income” and, as such, we do not believe that such payments would be eligible for U.S. federal income taxation at lower rates. Moreover, U.S. Holders could be subject to adverse U.S. federal income tax consequences if we were determined to be a “passive foreign investment company,” or “PFIC,” under section 1297 of the Code.
     In general, we would be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income consists of certain types of “passive income,” or the average value during the taxable year of our “passive assets” (generally assets that generate passive income) is 50% or more of the average value of all of our assets. Passive income for this purpose generally includes interest, dividends, royalties, rents and gains from commodities and securities transactions, with certain exceptions for passive income derived in the conduct of an active business. No assurance can be provided that we will not be classified as a PFIC for any taxable year because the PFIC rules, particularly as applied to banks, are extremely complex and subject to different interpretations, and further because the annual determination will be affected by the nature of our income, assets and operations from year to year.
     If we are treated as a PFIC for any taxable year and the IRS successfully contends that the Notes should be treated as equity for U.S. federal income tax purposes, a U.S. Holder would be subject to special rules (and may be subject to increased tax liability and form filing requirements) with respect to any gain realized on the sale or other disposition of Notes, and any “excess distribution” made by us to the U.S. Holder (generally, any distribution during a taxable year in which distributions to the U.S. Holder on the Notes exceed 125% of the average annual distributions the U.S. Holder received on the Notes during the preceding three taxable years or, if shorter, the U.S. Holder’s holding period for the Notes). Under those rules, (a) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for the Notes, (b) the amount allocated to the taxable year in which the gain or excess distribution is realized and to taxable years before the first day on which we became a PFIC would be taxable as ordinary income, (c) the amount allocated to each prior year in which we were a PFIC would be subject to U.S. federal income tax at the highest tax rate in effect for ordinary income for that year and (d) the interest charge generally applicable to underpayments of U.S. federal income tax would be imposed in respect of the tax attributable to each prior year in which we were a PFIC. In addition, if we are characterized as a PFIC and, at any time, we have non-U.S. subsidiaries that are classified as PFICs, U.S. Holders generally will be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in those lower-tier PFICs.
     In some circumstances, elections may be made by U.S. Holders to mitigate the effect of these consequences. In particular, a U.S. Holder may mitigate the effects of the PFIC rules by electing mark-to-market treatment for its Notes provided the Notes constitute “marketable stock” in accordance with the requirements of applicable Treasury regulations. No assurance can be provided that our Notes will be characterized as “marketable stock” for this purpose.
     THE PFIC RULES ARE COMPLEX AND U.S. HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PFIC STATUS IN THE EVENT THAT THE NOTES ARE FOUND TO BE EQUITY INTERESTS FOR U.S. FEDERAL INCOME TAX PURPOSES.
     Information Reporting and Backup Withholding
     In general, payments of stated interest and accrued OID on, and the proceeds of a sale, exchange, redemption or other disposition of, the Notes, payable to a U.S. Holder by a U.S. Paying Agent or other U.S. intermediary, will be reported to the IRS and to the U.S. Holder as may be required under applicable Treasury regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. Backup withholding is not additional tax. Amounts withheld may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

CERTAIN ERISA CONSIDERATIONS
     Section 406 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the United States Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans and certain other retirement plans, accounts and arrangements that are subject to Title I of ERISA and/or Section 4975 of the Code (“ERISA Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
     Accordingly, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Note constitutes assets of any employee benefit plan subject to Title I of ERISA, plan, account or other arrangement subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or any entity whose underlying assets are considered to include “plan assets” of any such employee benefit plan, plan, account or arrangement or (ii) the purchase and holding of the Notes as applicable by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Law.
     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any employee benefit plan or other retirement plan, account or arrangement, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of Notes.

PLAN OF DISTRIBUTION
     Subject to the terms and conditions set forth in the terms agreement dated December 11, 2006 relating to the Notes, which incorporates by reference the program agreement described in the Offering Circular, UBS Securities LLC, Credit Suisse Securities (USA) LLC and Raymond James Argentina Sociedad de Bolsa S.A., which we refer to collectively as the “dealers,” have severally agreed to purchase, and we have agreed to sell to the dealers, the principal amount of the Notes set forth opposite such dealer’s name in the following table.

Dealer	Principal Amount
UBS Securities LLC	US$	71,250,000
Credit Suisse Securities (USA) LLC		71,250,000
Raymond James Argentina Sociedad de Bolsa S.A.		7,500,000

Total	US$	150,000,000
     The program agreement provides that the obligations of the dealers are subject to certain conditions precedent. The dealers must purchase all the Notes if they purchase any of the Notes. The purchase price for the Notes will be the issue price on the cover page of this Pricing Supplement less the dealers’ discount and commission of 2.00 % of the principal amount of the Notes purchased. The dealers have sold a portion of the notes to or through private banks and such private banks will receive compensation in the form of discounts, concessions or commissions from the dealers.
     The Notes will be a new issue of securities with no established trading market. Application has been made to list the Notes on the Luxembourg Stock Exchange and to admit the Notes for trading on Euro MTF, the alternative market of the Luxembourg Stock Exchange. Application has also been made to list the Notes on the Buenos Aires Stock Exchange. We have been advised by the dealers that they intend to make a market in the Notes, but no dealer is obligated to do so and may discontinue any market-making activity at any time. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited during the exchange offer and the pendency of any shelf registration statement in connection with the registration rights we intend to provide to holders of the Notes. Moreover, the dealers have informed us that they may not undertake any market-making activity with respect to the Notes until expiration of the confirmation period in Argentina. See “Purchases Made in Argentina” on page “i”. Accordingly, we cannot assure you as to the liquidity of, or the development or continuation of trading markets for, the Notes.
     The dealers may engage in stabilizing and similar transactions that stabilize the price of Notes in accordance with applicable law. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the dealers create a short position in Notes (that is, if they sell Notes in an aggregate principal amount exceeding that set forth in this Pricing Supplement), such dealers may reduce that short position by purchasing Notes in the open market. In general, purchase of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.
     The U.K. Financial Services and Markets Act 2000 (the “FSMA”) permits, in connection with the issuance of the Notes, the stabilizing manager (or any dealer for the stabilizing manager) to over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the stabilizing manager (or any dealer of the stabilizing manager) to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing must be in compliance with all applicable laws, regulations and rules.
     Neither we nor any of the dealers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraphs may have on the price of Notes. In addition, neither we nor the dealers make any representation that the dealers will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.
     The dealers may make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between the dealers and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from the dealers based on transactions conducted through the system. The dealers will make Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     We expect that delivery of the Notes will be made against payment therefor on or about the date specified on the cover page of this Pricing Supplement, which will be the fifth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Since trades in the secondary market generally settle in three business days, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next succeeding business day should consult their own advisor. Notwithstanding the foregoing, no trading of the Notes may occur in Argentina until the settlement date.
     We have agreed to indemnify the dealers against some liabilities (including, without limitation, liabilities under the Securities Act) or to contribute to payments the dealers may be required to make in respect thereof. We have also agreed to reimburse the dealers for some other expenses.
     Some of the dealers have, directly or indirectly, performed investment and/or commercial banking or financial advisory services for us, for which they have received customary fees and commissions, and they expect to provide these services to us and our affiliates in the future, for which they also expect to receive customary fees and commissions.
United States
     The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S) except in certain transactions exempt from, or not subject to, the registration requirements of the Securities Act.
     We have been advised by each of the dealers that the offering and sale of Notes by such dealer will be made only (a) to institutions which such dealer reasonably believes are qualified institutional buyers in reliance on Rule 144A under the Securities Act and (b) to certain persons in offshore transactions in reliance on Regulation S under the Securities Act and in accordance with applicable law. Any offer or sale of Notes in reliance on Rule 144A will be made by broker-dealers who are registered as such under the Exchange Act.
     With respect to Notes offered to non-U.S. persons in offshore transactions in reliance on Regulation S, each dealer has acknowledged and agreed that, except as permitted by the program agreement, it will not offer, sell or deliver any Notes (i) as part of their distribution at any time or (ii) otherwise, until 40 days after the completion of the distribution (as certified to the trustee by the relevant dealer) of the identifiable tranche of which such Notes are a part, within the United States or to, or for the account or benefit of, U.S. persons.
     In addition, until the expiration of the 40-day period referred to above, an offer or sale of Notes within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act.
     Terms used in the four preceding paragraphs have the meaning given them by Regulation S and Rule 144A under the Securities Act.
Republic of Argentina
     The Notes may be offered directly to the public in Argentina only through Raymond James Argentina Sociedad de Bolsa S.A., which is authorized under the laws and regulations of Argentina to offer or sell securities to the public in Argentina. The offering of the Notes in Argentina will be made by a substantially similar Offering Circular in the Spanish language and in accordance with CNV regulations and Joint Resolution 470-1738/2004.
United Kingdom
Each dealer has represented, warranted and agreed that:
(1) it has not offered or sold, and prior to the expiry of a period of six months from the issue date of the Notes will not offer or sell, any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);
(2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of such Notes in circumstances in which Section 21(1) of the FSMA does not, or would not, apply to us; and
(3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.
Switzerland
     The Notes will not be listed on the SWX Swiss Exchange and, accordingly, neither this Pricing Supplement nor the Offering Circular constitute a prospectus within the meaning of Art. 652a or 1156 of the Swiss Code of Obligations or in accordance with the Listing Rules of the SWX Swiss Exchange.
Spain
     The dealers acknowledged that the Notes may not be offered or sold in Spain by means of a public offer as defined and construed by Spanish law, but may be offered or sold in Spain in compliance with the requirements of Law 24/1998, of July 28 (as amended by Law 37/1988, of November 16, and Royal Decree Law 5/2005, of March 11), on the Spanish Securities Market and the Royal Decree 291/1992, of March 27 (as amended by the Royal Decree 2590/1998, of December 7), on issues and public offers for the sale of securities.
Singapore
     This Pricing Supplement, the Offering Circular or any other offering material relating to the Notes has not been and will not be registered as an offering circular with the Monetary Authority of Singapore, and the Notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Singapore Securities and Futures Act”). Accordingly, the Notes may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this Pricing Supplement, the Offering Circular or any other offering material relating to the Notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Singapore Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Singapore Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Securities and Futures Act.
Japan
     The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law of Japan”) and each dealer has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines of Japan.

NOTICE TO CANADIAN RESIDENTS
Resale Restrictions
          The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.
Representations of Purchasers
          By purchasing Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:
•	the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.
Rights of Action – Ontario Purchasers Only
          Under Ontario securities legislation, a purchaser who purchases a security offered by this Pricing Supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us in the event that this Pricing Supplement, together with the Offering Circular, contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.
Enforcement of Legal Rights
          All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
Taxation and Eligibility for Investment
          Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.